                                                                    Exhibit 10.3

================================================================================

                 AMENDED AND RESTATED LICENSE, DEVELOPMENT AND
                           COMMERCIALIZATION AGREEMENT

                                 BY AND BETWEEN

                          BRISTOL-MYERS SQUIBB COMPANY
                            (A DELAWARE CORPORATION)

                                       AND

                           VANDA PHARMACEUTICALS, INC.
                            (A DELAWARE CORPORATION)

================================================================================

----------
CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                TABLE OF CONTENTS

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ARTICLE 1  DEFINITIONS ..................................................     1
ARTICLE 2  LICENSE GRANT ................................................     8
   2.1  Exclusive License Grant .........................................     8
   2.2  Non Exclusive License Grant .....................................     8
   2.3  Sublicense ......................................................     8
   2.4  No Trademark License ............................................     8
   2.5  No Implied Licenses .............................................     8
   2.6  Marketing Arrangements ..........................................     9
   2.7  Retained Rights .................................................     9
ARTICLE 3  OPTION GRANTS ................................................     9
   3.1  Vanda's Option: Third Party Development Partners ................     9
   3.2  BMS Option Exercisable Upon Completion of Phase III
        Clinical Studies: Commercialization .............................    10
   3.3  Right of First Negotiation to Act as a Co-Promotion Partner in
        Commercialization of a Product By Either Party ..................    11
   3.4  Responsibilities Regulatory Affairs .............................    12
ARTICLE 4  TRANSFER OF BMS KNOW-HOW; ....................................    13
   4.1  Transfer of BMS Compound Know-How ...............................    13
   4.2  Non-Solicitation ................................................    14
ARTICLE 5  DEVELOPMENT ..................................................    14
   5.1  Program Liaison .................................................    14
   5.2  Development .....................................................    14
   5.3  Development Reports .............................................    15
   5.4  Records .........................................................    15
   5.5  Development Responsibilities and Costs ..........................    15
   5.6  Regulatory Responsibilities and Costs ...........................    15
ARTICLE 6  COMMERCIALIZATION ............................................    18
   6.1  Commercializing Party's Responsibilities ........................    18
ARTICLE 7  MANUFACTURE AND SUPPLY .......................................    19

                               TABLE OF CONTENTS
                                   (continued)

                                                                            PAGE
                                                                            ----
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   7.1  Responsibility ..................................................    19
   7.2  Provision of Compound ...........................................    19
   7.3  Right to Manufacture Commercial Supply ..........................    19
ARTICLE 8  PAYMENTS .....................................................    20
   8.1  Technology Access Fee ...........................................    20
   8.2  Milestone Payments ..............................................    20
   8.3  Timing ..........................................................    21
   8.4  Development Costs ...............................................    21
   8.5  Royalty Payment .................................................    21
   8.6  Third Party Royalty Payments ....................................    22
   8.7  Royalty Offset for Third Party Royalty Payments .................    22
   8.8  Term for Royalty Payments .......................................    22
   8.9  Sales Reports ...................................................    23
   8.10 Currency Exchange ...............................................    24
   8.11 Tax Withholding .................................................    24
   8.12 Interest Due ....................................................    24
ARTICLE 9  REPRESENTATIONS AND WARRANTIES; DISCLAIMER; LIMITATION OF
        LIABILITY .......................................................    24
   9.1  Mutual Warranties ...............................................    24
   9.2  BMS Warranties and Covenants ....................................    25
   9.3  Vanda Warranties and Covenants ..................................    25
   9.4  DISCLAIMER ......................................................    25
   9.5  Limitation of Liability .........................................    26
ARTICLE 10 PATENT MAINTENANCE; INFRINGEMENT; CONFIDENTIALITY ............    26
   10.1 Inventions ......................................................    26
   10.2 Patent Maintenance; Abandonment .................................    26
   10.3 Enforcement of BMS Patent Rights Against Infringers .............    27
   10.4 Defense of Third Party Claims ...................................    28
ARTICLE 11 NONDISCLOSURE OF CONFIDENTIAL INFORMATION ....................    29

                                TABLE OF CONTENTS
                                   (continued)

                                                                            PAGE
                                                                            ----
   11.1  Nondisclosure ..................................................    29
   11.2  Authorized Disclosure ..........................................    29
   11.3  Terms of this Agreement ........................................    30
   11.4  Exception for Disclosure of Tax Treatment ......................    30
ARTICLE 12 INDEMNITY ....................................................    31
   12.1  Vanda Indemnity ................................................    31
   12.2  BMS Indemnity ..................................................    31
   12.3  Indemnification Procedures .....................................    32
   12.4  Insurance ......................................................    32
ARTICLE 13 TERM AND TERMINATION .........................................    33
   13.1  Term ...........................................................    33
   13.2  Termination By BMS .............................................    33
   13.3  Termination by Vanda ...........................................    34
   13.4  Effect of Termination ..........................................    34
   13.5  Survival .......................................................    37
   13.6  Bankruptcy .....................................................    37
ARTICLE 14 MISCELLANEOUS ................................................    38
   14.1  Provisions Contrary to Law .....................................    38
   14.2  Third Party Rights .............................................    38
   14.3  Notices ........................................................    39
   14.4  Force Majeure ..................................................    39
   14.5  Use of Names ...................................................    39
   14.6  Assignment .....................................................    40
   14.7  Further Assurances .............................................    40
   14.8  Waivers and Modifications ......................................    40
   14.9  Choice of Law and Jurisdiction .................................    41
   14.10 Publicity ......................................................    41
   14.11 Entire Agreement ...............................................    42
   14.12 Counterparts ...................................................    42

                                TABLE OF CONTENTS
                                   (continued)

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                                                                            ----
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   14.13 Relationship of the Parties ....................................    42
   14.14 Headings .......................................................    42
   14.14 Dispute Resolution .............................................    42

                  AMENDED AND RESTATED LICENSE, DEVELOPMENT AND
                           COMMERCIALIZATION AGREEMENT

     THIS AMENDED AND RESTATED LICENSE, DEVELOPMENT AND COMMERCIALIZATION AGREEMENT (this "Agreement"), effective as of the Effective Date (defined below), is made and entered into by and between BRISTOL-MYERS SQUIBB COMPANY, a Delaware corporation headquartered at 345 Park Avenue, New York, New York 10154 USA ("BMS") and VANDA PHARMACEUTICALS, INC., a Delaware corporation having its principal place of business at 47 Hulfish Street, Suite 310, Princeton, NJ 08542 ("Vanda"). Each of BMS and Vanda is referred to herein as a "Party" and BMS and Vanda are collectively referred to herein as the "Parties."

                                    ARTICLE 1
                                   DEFINITIONS

For the purposes of this Agreement, the following definitions shall apply, and the terms defined herein in plural shall include the singular and vice-versa:

     1.1 "AFFILIATE" means any corporation, company, partnership, joint venture and/or firm which controls, is controlled by, or is under common control with a specified person or entity. For purposes of this Section 1.1, "control" means the power, direct or indirect, to direct the management and policies of an entity, and shall be presumed to exist if one of the following conditions is met: (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities. The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such cases such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity. Care Capital LLC shall not be considered an Affiliate of Vanda and shall be considered a Third Party if and only if Care Capital LLC (a) is not involved in the Development, manufacture or Commercialization of a Product and (b) does not Control any know-how or patent relating to any composition, formulation, method of use or manufacture of a Compound or a Product that is not Controlled by Vanda and Vanda's Affiliates (i.e., Care Capital does not Control any know-how or patent that would be subject to Section 13.4.1(g) if Care Capital LLC was considered an Affiliate of Vanda).

     1.2 "APPROVAL" means Marketing Authorizations with pricing, labeling, and reimbursement approvals and any other similar final approvals from the FDA or an equivalent Regulatory Authority of another country necessary to manufacture and/or Commercialize a Product.

     1.3 "BMS COMPOUND PATENT RIGHTS" means (a) all U.S. patents and patent applications and their foreign counterparts Controlled by BMS as of the Effective Date covering the composition or utility of a Compound; (b) any continuation, continuation-in-part (but only to the extent that such application includes new data in support of claims previously submitted in a prior originally filed application), divisional, and continued-prosecution applications of any such patent applications in (a), and (c) any patents granted on or issuing from any aforesaid applications in (a) and (b), including any renewals, extensions, patents of addition, revivals, re-examinations, and reissues thereof. Such Patent Rights are listed on Schedule 1.3.

     1.4 "BMS COMPOUND KNOW-HOW" means all technical information and know-how known to and Controlled by BMS as of the Effective Date (including, without limitation, all biological, chemical, pharmacological, toxicological, clinical, assay, and related know-how and trade secrets) identified by BMS as directly relating to, and are reasonably useful for, the Development and/or Commercialization of a Compound or Product in the manner that the Compound or Product has been Developed and Commercialized by BMS heretofore.

     1.5 "BMS KNOW-HOW" means the BMS Compound Know-How and the BMS Manufacturing Know-How.

     1.6 "BMS MANUFACTURING KNOW-HOW" means all technical information and know-how known to and Controlled by BMS as of the Effective Date (including, without limitation, all manufacturing data, the percentages and specifications of ingredients, the manufacturing processes, specifications, technology, assays, quality control and testing procedures, and related know-how and trade secrets) identified by BMS as directly relating to, and are reasonably useful for, the manufacture of a Compound or Product in the manner that the Compound or Product has been manufactured by BMS heretofore.

     1.7 "BMS MANUFACTURING PATENT RIGHTS" means those U.S. or foreign patents, if any, Controlled by BMS as of the Effective Date, including any renewals, extensions, patents of addition, revivals, re-examinations, and reissues thereof, for which any claim covers the manufacture of a Compound in the same manner that such Compound has heretofore been manufactured by BMS. Such patent rights are listed on Schedule 1.7.

     1.8 "BMS PATENT RIGHTS" means the BMS Compound Patent Rights and the BMS Manufacturing Patent Rights.

     1.9 "BUSINESS DAY" means a day other than Saturday, Sunday or any day on which commercial banks located in New York are authorized or obligated by law to close.

     1.10 "COMBINATION PRODUCT" means a Product including at least one additional active ingredient other than a Compound. For clarity, drug delivery vehicles, adjuvants, and excipients shall not be deemed to be "active ingredients" the presence of which in a Product would be deemed to create a Combination Product.

     1.11 "COMMERCIALIZING PARTY" has the meaning set forth in Section 6.1.1.

     1.12 "COMPOUNDS" means the compounds identified as BMS-214778 and BMS-330446 each as specifically described in Schedule 1.3 and including without limitation metabolites or prodrugs thereof, and any hydrates, conjugates, salts, esters, isomers, polymorphs or analogues of any of the foregoing.

     1.13 "COMMERCIALLY REASONABLE EFFORTS" means, with respect to a Product, the carrying out of obligations in a diligent and sustained manner (using efforts not less than the efforts a Party devotes to a product of similar market potential, profit potential or strategic value resulting from its own research efforts), based on conditions then prevailing. Commercially Reasonable Efforts requires that each Party: (a) promptly assign responsibility for such obligations to specific employee(s) who are held accountable for progress and monitor such progress on an on-going basis, (b) set and consistently seek to achieve specific and meaningful objectives for carrying out such obligations,
(c) consistently make and implement decisions and allocate resources designed to advance progress with respect to such objectives, and (d) employ compensation systems for its employees reasonably calculated to intent such employees to achieve such objectives.

     1.14 "COMMERCIALIZATION" or "COMMERCIALIZE" means activities directed to obtaining pricing and reimbursement approvals, marketing, promoting, distributing, importing or selling a product.

     1.15 "CONFIDENTIAL INFORMATION" means all trade secrets, processes, formulae, data, know-how, improvements, inventions, chemical or biological materials, techniques, marketing plans, strategies, customer lists, or other information that has been created, discovered, or developed by a Party, or has otherwise become known to a Party, or which proper rights have been assigned to a Party, as well as any other information and materials that are deemed confidential or proprietary to or by a Party (including, without limitation, all information and materials of a Party's customers and any other third party and their consultants), regardless of whether any of the foregoing are marked "confidential" or "proprietary" or communicated to the other by the disclosing Party in oral, written, graphic, or electronic form. In the case of BMS, "Confidential Information" shall include, without limitation, the BMS Know-How.

     1.16 "CONTROLLED" or "CONTROLS", when used in reference to intellectual property, shall mean the legal authority or right of a Party hereto (or any of its Affiliates) to grant a license or sublicense of intellectual property rights to another Party, or to otherwise disclose proprietary or trade secret information to such other Party, without breaching the terms of any agreement with a Third Party, infringing upon the intellectual property rights of a Third Party, or misappropriating the proprietary or trade secret information of a Third Party.

     1.17 "DEVELOPMENT" means non-clinical and clinical drug development activities reasonably related to the development and submission of information to a Regulatory Authority, including without limitation toxicology, pharmacology and other discovery efforts, test method development and stability testing, process development, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, clinical studies (including pre-and post-approval studies and specifically excluding regulatory activities directed to obtaining pricing and reimbursement approvals). When used as a verb, "Develop" means to engage in Development.

     1.18 "DEVELOPMENT COSTS" means costs incurred by each Party that were reasonably necessary for, and that reasonably relate to, the Development of a Product in accordance with this Agreement and the Development Plan for that Product, including, without limitation, (a) all reasonable and documented out-of-pocket costs and expenses incurred, (b) the costs of internal scientific, medical, technical or managerial personnel directly related to implementing the Development Plan for that Product, to be determined based on the applicable FTE Rate, with appropriate allocation in the case of any such personnel devoting less than full time to such activities, unless another basis is otherwise agreed by the Parties in writing, (c) the Manufacturing Costs of clinical supplies for such efforts, (d) direct costs and expenses incurred in connection with manufacturing process development and validation, manufacturing scale-up and improvements, stability testing and quality assurance/quality control development, and qualification and validation of Third Party contract manufacturers, and (e) any other costs explicitly included in the budgets included in the Development Plan for that Product.

     1.19 "DEVELOPMENT PLAN" means the drug development plan for a Product mutually agreed to in writing by the Parties, and as it may be amended by mutual written agreement from time to time. It shall include, among other things, budgets for Development of the Product that are planned to be conducted to achieve each step towards preparation of an NDA for use of the Product in the Field. The preliminary Development Plan for a Product containing the Compound identified as BMS-214778 is attached hereto as Schedule 1.19.

     1.20 "DOLLAR" means the lawful currency of the United States of America.

     1.21 "EFFECTIVE DATE" means February 25, 2004.

     1.22 "FDA" means the U.S. Food and Drug Administration or its successor agency.

     1.23 "FIELD" means the application to any human disease, disorder or condition, including without limitation sleep disorders such as insomnia and disorders of circadian rhythm.

     1.24 "FIRST COMMERCIAL SALE" means, with respect to any Product, the first sale for use or consumption by the general public of such Product in any country in the

Territory after Marketing Authorization has been granted, or otherwise permitted, by the governing health authority of such country.

     1.25 "FTE RATE" means the rates set forth in Schedule 1.25, such rate to be annually increased on the anniversary of the Effective Date to reflect adjustment in the CPI, using January 1, 2004 as the base year.

     1.26 "IND" means an Investigational New Drug Application, as defined in the United States Federal Food, Drug and Cosmetic Act filed with the FDA or its foreign counterparts.

     1.27 "INDEMNIFICATION CLAIM" has the meaning set forth in Section 12.1.

     1.28 "JOINT INVENTIONS" has the meaning set forth in Section 10.1.

     1.29 "LOSSES AND CLAIMS" has the meaning set forth in Section 12.1.

     1.30 "MAJOR MARKET COUNTRY" means the United States, Japan, Germany, the United Kingdom, France, Spain and Italy.

     1.31 "MANUFACTURING COST" means (i) where and to the extent a Compound or Product (or any component thereof) is manufactured, finished or packaged by a Party, the direct costs and a reasonable allocation of indirect costs (such as materials, labor and charges in the nature of depreciation, and variable and fixed overhead) that are necessary for the normal operation of a production facility that are incurred by such Party and its Affiliates in connection with the manufacturing, finishing and packaging of the Compound or Product at any facility of such Party where the Product (or such component) is so manufactured, finished and packaged, as determined in accordance with U.S. GAAP, consistently applied from period to period, plus (ii) where and to the extent the Compound or Product (or any component thereof) is manufactured, finished or packaged by a Third Party, the actual cost charged to such Party by such Third Party. Manufacturing overhead (including any idle capacity charges) required to operate the facility will be allocated based on the amount of capacity that such Party is reasonably required to reserve to meet expected demand for the Product. Annual adjustments to variable overhead charges will be based on actual costs, while fixed overhead will be adjusted annually based on changes from the previous year to the Producer Price Index-Commodities Index for Drugs and Pharmaceuticals, as published by U.S. Department of Labor, Bureau of Statistics (or successor governmental authority). As an example of idle capacity charges, if a Parry reserves a capacity of five million capsules and actual demand is three million capsules, then the idle plant for the balance of two million capsules will be included in the Manufacturing Cost; however, if a Party needs five million capsule capacity and BMS were to build a new plant for ten million capsule capacity, then the extra five million capsule idle plant will not be part of the Manufacturing Cost.

     1.32 "MARKETING AUTHORIZATION" means, with respect to a country, the regulatory authorization required to market and sell a Product in such country.

     1.33 "MGH LICENSE AGREEMENT" means the agreement between The General Hospital Corporation d/b/a Massachusetts General Hospital ("MGH") and Bristol-Myers Squibb Company that is currently being negotiated and that will be entered into after the Effective Date, and as it may be modified or supplemented after being entered into, under which BMS will be obligated to pay MGH a royalty on the sales of Products.

     1.34 "NDA" means a New Drug Application, as defined in the United States Federal Food, Drug and Cosmetic Act and applicable regulations promulgated thereunder as amended from time to time.

     1.35 "NET SALES" means the gross amounts invoiced by the Royalty Paying Party, its Affiliates or sublicensees for sales of Product in finished package form (ready for use by the ultimate consumer) in the Territory to a Third Party, including, but not limited to, sales to wholesalers or other customers typical in each country in bona fide, arm's length transactions. In determining Net Sales, certain deductions may be taken against the gross amount invoiced to the extent not reimbursed by a Third Party. These allowable deductions are:

          1.35.1 (a) discounts, including cash discounts, discounts to managed care or similar organizations or government organizations, administrative fees paid to pharmacy benefits managers, (b) rebates paid or credited, including government rebates such as Medicaid chargebacks or rebates, and (c) retroactive price reductions or allowances actually allowed or granted from the billed amount;

          1.35.2 credits or allowances actually granted upon claims, rejections or returns of such sales of Products;

          1.35.3 taxes, duties or other governmental charges levied on or measured by the billing amount when included in billing, as adjusted for rebates, charge-backs and refunds;

          1.35.4 freight, postage, shipping and insurance charges to the extent included on the same invoice by the Royalty Paying Party or its sublicensee for delivery of such Products; and

          1.35.5 the actual amount of any write-offs for bad debt.

A "sale" of a Product is deemed to occur upon the invoicing, or if no invoice is issued, upon the earlier of shipment or transfer of title in the Product to a Third Party.

With respect to a Combination Product, Net Sales for such Combination Product sold by the Royalty Paying Party shall be determined by the Parties to this Agreement in good faith based on the relative value of the Compound and the additional active ingredients that are included in the Combination Product.

     1.36 "PHASE II CLINICAL STUDY" means a clinical study of a Product in human subjects for the purpose of identifying a dose or doses at which there is evidence of efficacy and acceptable safety and tolerability, which shall be deemed commenced upon the dosing of the first subject in such study.

     1.37 "PHASE III CLINICAL STUDY" means a clinical study of a Product in human subjects the results of which could be used to establish safety and efficacy of the Product as a basis for Marketing Authorization of the Product which shall be deemed commenced upon the dosing of the first subject in such study.

     1.38 "PRODUCT" means any product or pharmaceutical formulation containing a Compound as one of its active ingredients (or as the sole active ingredient), in all dosage forms, formulations, presentations, line extensions, and package configurations.

     1.39 "REGULATORY AUTHORITY" means any regulatory agency or other governmental instrumentality that has regulatory authority, anywhere or at any governmental level, in the Territory over the Development or Commercialization of the Products.

     1.40 "ROYALTY PAYING PARTY" has the meaning set forth in Section 8.5.

     1.41 "ROYALTY RECEIVING PARTY" has the meaning set forth in Section 8.5.

     1.42 "BMS OPTION" has the meaning set forth in Section 3.2.1.

     1.43 "BMS OPTION PERIOD" has the meaning set forth in Section 3.2.1.

     1.44 "SOLE INVENTIONS" has the meaning set forth in Section 10.1.

     1.45 "SUPPLY AGREEMENT" has the meaning set forth in Section 7.3.

     1.46 "TERRITORY" means any country in the world.

     1.47 "THIRD PARTY" means any business entity other than Vanda, BMS and their respective Affiliates.

     1.48 "VALID CLAIM" means a claim of an issued and unexpired patent, or a claim of a pending patent application or a supplementary protection certificate, which claim has not been held invalid or unenforceable by a court or other government agency of competent jurisdiction from which no appeal can be or has been taken and has not been held or admitted to be invalid or unenforceable through re-examination or disclaimer, opposition procedure, nullity suit or otherwise, which claim, but for the licenses granted herein, would be infringed by the sale of a Product; provided, however, that if a claim of a pending patent application shall not have issued within five (5) years after the filing date from which such claim takes priority, such claim shall not constitute a Valid Claim for the purposes of this Agreement unless and until such claim shall issue.

     1.49 "VANDA THIRD PARTY DEVELOPMENT OPTION" has the meaning set forth in
Section 3.1.1.

     1.50 "VANDA THIRD PARTY DEVELOPMENT OPTION PERIOD" has the meaning set forth in Section 3.1.1.

                                   ARTICLE 2
                                 LICENSE GRANT

     2.1 EXCLUSIVE LICENSE GRANT. Subject to all of the terms and conditions in this Agreement, BMS hereby grants to Vanda a non-transferable, exclusive license, with the limited right to sublicense pursuant to Section 2.3, under the BMS Compound Patent Rights solely to the extent necessary to Develop, make, have made, use, import, offer to sell, and Commercialize the Products in the Field in the Territory.

     2.2 NON EXCLUSIVE LICENSE GRANT. Subject to all of the terms and conditions in this Agreement, BMS hereby grants to Vanda a non-transferable, nonexclusive license, with the limited right to sublicense pursuant to Section 2.3, (a) under the BMS Know How solely to the extent necessary to Develop, make, have made, use, import, offer to sell, and Commercialize the Products in the Field in the Territory, and (b) in the event Vanda enters into a Supply Agreement with a Third Party in accordance with Article 7, under the BMS Manufacturing Patents solely to the extent necessary to have made the Products or Compounds in the Field in the Territory for sale to Vanda.

     2.3 SUBLICENSE. The rights licensed to Vanda under Sections 2.1, 2.2(a) and 2.2(b) shall be sublicensable only as part of a license of rights to a Product in the Field and only for use with such Product, and only where (i) the sublicensee has agreed first in writing to be bound by the terms and conditions of this Agreement in the same manner as Vanda, (ii) BMS is made an express third party beneficiary of the sublicensee's obligations under such sublicense that relate to compliance with the terms and conditions of this Agreement, and (iii) a copy of the proposed sublicense shall have been provided to BMS for review (financial terms not relating to this Agreement may be redacted). A copy of the sublicense shall be provided to BMS promptly after execution. Vanda shall remain jointly and severally liable with any such sublicensee for any failure by such sublicensee to perform or observe the terms and conditions of this Agreement. Each sublicense granted by Vanda to any right licensed to it hereunder shall terminate immediately upon the termination of the license from BMS to Vanda with respect to such right.

     2.4 NO TRADEMARK LICENSE. No right or license, express or implied, is granted to Vanda to use any trademarks, tradenames or trade dress owned or Controlled by BMS and its Affiliates.

     2.5 NO IMPLIED LICENSES. Only licenses and rights granted expressly herein shall be of legal force and effect. No license or other right shall be created hereunder by implication, estoppel or otherwise. Vanda represents, covenants and warrants that it will use the rights licensed to it hereunder solely in accordance with the terms and conditions contained in this Agreement.

     2.6 MARKETING ARRANGEMENTS. In connection with arrangements with Third Parties whereby such Third Parties would distribute or otherwise Commercialize Products, Vanda agrees to comply and to cause such Third Parties to comply with all terms and conditions of this Agreement.

     2.7 RETAINED RIGHTS. All rights not expressly granted hereunder are reserved by BMS and may be used by BMS for any purpose.

                                    ARTICLE 3
                                  OPTION GRANTS

     3.1 VANDA'S OPTION: THIRD PARTY DEVELOPMENT PARTNERS.

          3.1.1 Vanda Development Option Period. Vanda will have the right, anytime prior to filing an NDA for a Product ("Vanda Third Party Development Option Period"), to negotiate an agreement to sublicense Vanda's rights' to Develop and Commercialize a Product (a "Development and Commercialization Agreement") with a Third Party in at least one Major Market Country ("Vanda Third Party Development Option"); provided, however, that with respect to each Product, upon Vanda locking the database for Vanda's first Phase III Clinical Study for the Product, Vanda shall have a limited time in which to exercise the Vanda Third Party Development Option for the Product before the right to exercise such option is suspended. Vanda shall have 120 days from the date Vanda locks the database for Vanda's first phase III Clinical Study for the Product to exercise such option. If Vanda exercises such option during such 120 day period, BMS shall have a right of first negotiation to enter into a Development and Commercialization Agreement for the Product with Vanda. BMS shall have a thirty
(30) day review period, from the receipt of Vanda's written notice to seek a Third Party partner, to elect to enter into negotiations with Vanda. During the thirty (30) day review period, Vanda shall timely provide BMS with copies of any reports, data, results or information, material to the Development of the Product that are or may become available, including but not limited to those relating to the first phase III Clinical Study for the Product. Thereafter, BMS will have a ninety (90) day period of exclusivity in which to negotiate and execute a Development and Commercialization Agreement, and Vanda shall negotiate in good faith during such ninety (90) day period. During such thirty (30) day review period and such ninety (90) day period of exclusivity, Vanda shall not approach any Third Party concerning a Development and Commercialization Agreement or disclose any of the Phase III Clinical Study data, results or conclusions to any Third Party that may potentially enter into a Development and Commercialization Agreement for the Product. If, during the thirty (30) day review period BMS does not formally notify Vanda in writing of its intention to enter into a Development and Commercialization Agreement or informs Vanda that it is not interested in entering into such an agreement or if BMS does notify Vanda of its intention to enter into such an agreement but does not enter into a such an agreement for the Product during such ninety (90) day period of exclusivity, then Vanda shall have 120 days from the end of the thirty (30) day review period if BMS does not provide Vanda with notice of its intention to negotiate during such thirty (30) day period, or 120 days from the date BMS notifies Vanda that it is not interested in entering into a Development and Commercialization Agreement for the Product or 120 days from the end of the ninety (90) day period of exclusivity if BMS does notify Vanda of its intention to enter into such an agreement but the parties do not enter into a such an agreement during such ninety (90) day period, as the case may be, to negotiate and enter into a Development and Commercialization Agreement with a Third Party for the Product. If Vanda does not enter into such an agreement with a Third Party during such 120 day period, then the Vanda Third Party Development Option shall be suspended from the end of such 120 day period (the Option Suspension
Date) until the end of the BMS Option Period for the Product. The Vanda Third Party Development Option is exercisable by written notice from Vanda to BMS of Vanda's intention to seek a Third Party partner. Such option shall be exercisable on a Product-by-Product and on a Major Market Country by Major Market Country basis. For the avoidance of doubt, rights to Develop and Commericalize a Product in non-Major Market Countries may be included in the Development and Commercialization Agreement for a Major Market Country. With respect to a Product, the Major Market Countries together with all other countries that are not included in a Development and Commercialization Agreement for the Product shall be referred to as the "Remaining Countries."

          3.1.2 Option Exercise. Except as provided in Section 3.1.1 for the period following the locking of the database after the first Phase III Clinical Study for a Product, in the event that Vanda exercises its Vanda Third Party Development Option for a Product in a particular Major Market Country in the Vanda Third Party Development Option Period, BMS shall have a right of first negotiation to enter into a Development and Commercialization Agreement for that Product in that Major Market Country. BMS shall have a thirty (30) day review period, from the receipt of Vanda's written notice to seek a Third Party partner, to elect to enter into negotiations with Vanda. During the thirty (30) day review period, Vanda shall timely provide BMS with copies of any reports, data, results or information, material to the Development of a Product that are or may become available. Thereafter, BMS will have a sixty (60) day period of exclusivity in which to negotiate and execute a Development and Commercialization Agreement for the Product, and Vanda shall negotiate in good faith during such sixty (60) day period. If during the thirty (30) day review period BMS does not formally notify Vanda in writing of its intention to enter into such an agreement or informs Vanda that it is not interested in entering into such an agreement or if BMS does not enter into such an agreement during the sixty (60) day period of exclusivity, then Vanda may enter into a Development and Commercialization Agreement for the Product with a Third Party. The Parties will use reasonable efforts to make decisions earlier than the final day of each period allowed by this section 3.1.2 to the extent practicable. In the event that Vanda enters into one or more Development and Commercialization Agreements for a Product pursuant to the provisions of Section 3.1.1 and/or this
Section 3.1.2 prior to the Option Suspension Date, then BMS will surrender the BMS Option with respect to the Product in those countries that are included in such Development and Commercialization Agreements but retain the BMS Option with respect to the Remaining Countries.

          3.1.3 Vanda Third Party Development Option Not Exercised. In the event Vanda does not exercise its Vanda Third Party Development Option for a Product or enter into any Development and Commercialization Agreements for the Product prior to the Option Suspension Date for the Product, then BMS will have an opportunity to exercise its BMS Option for the Product in all countries on the terms and conditions described in Section 3.2.

     3.2 BMS OPTION EXERCISABLE UPON COMPLETION OF PHASE III CLINICAL STUDIES:
COMMERCIALIZATION.

          3.2.1 BMS Option Period. The BMS Option Period for a Product will commence for the Remaining Countries (providing Vanda has not entered into one or more Development and Commercialization Agreements for the Product which when taken together include all of the Major Market Countries prior to the Option Suspension Date for the Product) on the date that (1) Vanda provides BMS with a full written report of the Phase III Clinical Studies, including the results and conclusions thereof, on which Vanda intends to rely for filing for Marketing Authorization for the Product in the first Major Market Country and (2) both Parties agree in writing is the commencement date for the BMS Option Period. The BMS Option Period shall terminate ninety (90) days later ("BMS Option Period"). At any time during the BMS Option Period, BMS may provide Vanda with written notice that either: (a) it does not wish to Develop or Commercialize the Product in the Remaining Countries; or (b) it wishes to reacquire all rights to the Product in the Remaining Countries ((b) shall be referred to as the "BMS Option"). Such option shall be exercisable on a Product-by-Product basis. For the avoidance of doubt, if BMS does not exercise the BMS Option for the Remaining Countries within the BMS Option Period, then upon completion of the BMS Option Period, the Vanda Third Party Development Option shall be exercisable for the Remaining Countries for the remainder of the Vanda Third Party Development Option Period.

          3.2.2 BMS Option Diligence Materials. Vanda shall provide to BMS on or prior to the commencement of the BMS Option Period, any additional data (including without limitation, copies of all case report forms, if requested by BMS) or information relating to the Development of the Product that is in Vanda's possession which BMS reasonably believes to be necessary or useful for its review of the opportunity. At 30-day intervals during the BMS Option Period, Vanda will promptly provide any reports, data, results or information, material to the Development of a Product that may become available.

          3.2.3 Option Exercised. In the event BMS exercises its BMS Option for a Product, then, among other things,

               (a) LICENSE GRANT. The licenses granted to Vanda pursuant to
Section 2.1 and 2.2 will immediately terminate with respect to the Product in the Remaining Countries without further action on the part of either Party, and Vanda shall cease all use of the BMS Patent Rights, and BMS Know-How with respect to the Product in the Remaining Countries;

               (b) TRANSFER OF DATA, INFORMATION AND REGULATORY FILINGS. Vanda shall promptly assign to BMS all rights, title and interests in any INDs, Marketing Authorizations, and Approvals that it shall have filed in the Remaining Countries with respect to the Product and the Compound contained in the Product and all data generated by it with respect to the Product and the Compound contained in the Product in the Remaining Countries, and will promptly transfer to BMS originals or copies of all pertinent documents relating to same as requested by BMS. In the event that Vanda fails to effectuate the transfer of the foregoing within thirty (30) days after the date that BMS exercises its BMS Option, then, in addition to any other recourse or remedy that BMS may be entitled to at law or in equity, BMS shall be entitled to specific performance of the foregoing obligation and the Parties acknowledge and agree that BMS may obtain an order for same from any court of competent jurisdiction without posting of bond. BMS will reimburse Vanda for any out-of-pocket expenses incurred in connection with such assignment. Within ninety (90) days following any such assignment to BMS, the Parties will finalize and enter into a Data Safety Exchange covering such matters as adverse event reporting, data safety exchange and response to physician inquiries so that BMS may fulfill its reporting responsibilities on a timely basis to Regulatory Authorities;

               (c) DEVELOPMENT BMS will thereafter be solely responsible for any further Development activities needed to achieve Approvals in the Remaining Countries for the Product, and will use Commercially Reasonable Efforts to achieve same;

               (d) COMMERCIALIZATION. Provided the United States is included in the Remaining Countries, as soon as reasonably necessary, and in no event later than six months prior to the anticipated First Commercial Sale of the Product in the United States, BMS will advise Vanda in writing whether it intends to seek a co-promotion partner in the United States for the Product. In the event that BMS seeks a co-promotion partner in the United States, and provided that Vanda is able to meet the requirements established by BMS at that time for a co-promotion partner, the Parties will have ninety days in which to negotiate a mutually acceptable co-promotion agreement in accordance with Section 3.3; and

               (e) OTHER TERMS. The provisions of Section 13.4.1(e), (g), (h) and (i) shall also apply as though set forth herein. It is understood and agreed that BMS shall be entitled to specific performance as a remedy to enforce the provisions of this Section 3.3.4(e), in addition to any other remedy to which it may be entitled by applicable law.

          3.2.4 BMS Option Not Exercised. In the event that BMS does not exercise its BMS Option for a Product with respect to the Remaining Countries, Vanda will, subject to Section 3.3, Develop and Commercialize the Product in the Remaining Countries pursuant to the terms and conditions set forth in this Agreement.

     3.3 RIGHT OF FIRST NEGOTIATION TO ACT AS A CO-PROMOTION PARTNER IN COMMERCIALIZATION OF A PRODUCT BY EITHER PARTY.

          3.3.1 Vanda's Right to Co-Promote. If BMS is Developing and/or Commercializing a Product in the U.S. pursuant to this Agreement and decides to co-promote the Product with a Third Party marketing partner in the U.S., BMS shall promptly notify Vanda in writing of its intention to co-promote the Product with such Third Party marketing partner in the U.S. Vanda will have sixty (60) days from the date BMS notifies Vanda of its intention to co-promote the Product with such Third Party marketing partner to provide written notice of its intent to exercise its option to co-promote the Product with BMS in the U.S. and demonstrate that it has, or is reasonably likely to have at the time required, the capabilities to undertake such co-promotion effort, including without limitation, sufficient numbers of Vanda employees with sufficient experience as sales representatives and sales and marketing managers and executives to allow it to fulfill the obligations established by BMS for the co-promotion partner (including without limitation minimum number of details, minimum primary detail equivalents, sales force size and training, advertising and promotional spend requirements, etc.). Vanda may not delegate or subcontract such co-promotion responsibilities to a Third Party, unless such Third Party (a) has been an alliance partner of Vanda's for at least twenty-four (24) months prior to the date Vanda receives notice under this Section 3.2.1 from BMS of BMS' intention to co-promote the Product with a Third Party marketing partner, and (b) has the capabilities to undertake such co-promotion effort, including without limitation, sufficient numbers of employees with sufficient experience as sales representatives and sales and marketing managers and executives to allow it to fulfill the obligations established by BMS for the co-promotion partner (including without limitation minimum number of details, minimum primary detail equivalents, sales force size and training, advertising and promotional spend requirements, etc.). If Vanda exercises its option and demonstrates to BMS' satisfaction that it can meet, or is reasonably likely to be able to meet at the necessary time, such capabilities and fulfill such obligations by itself or with such an alliance partner, the Parties will, for a period not longer than ninety (90) days after Vanda's exercise of the option, exclusively negotiate with each other in good faith a Co-Promotion Agreement on commercially reasonable terms and conditions reflective of those used in the contract sales organization industry. If after such ninety (90) day period, the Parties have not entered into a co-promotion agreement, BMS would be free to enter into an arrangement with a Third Party marketing partner.

          3.3.2 BMS' Right to Co-Promote. If Vanda is Commercializing a Product pursuant to this Agreement and decides to co-promote the Product with a Third Party marketing partner, Vanda shall promptly notify BMS in writing of its intention to co-promote the Products with such Third Party marketing partner. BMS will have sixty (60) days from the date Vanda notifies BMS of its intention to co-promote the Product with such Third Party marketing partner to provide written notice of its intent to exercise its option to co-promote the Product with Vanda. If BMS exercises its option, the Parties will, for a period not longer than sixty (60) days after BMS' exercise of the option, negotiate exclusively with each other in good faith a co-promotion agreement on commercially reasonable terms and conditions reflective of those used in pharmaceutical partnerships. If after such sixty (60) day period, the Parties have not entered into a co-promotion agreement, Vanda would be free to enter into an arrangement with a Third Party marketing partner.

     3.4 RESPONSIBILITIES REGULATORY AFFAIRS. Following the date that the IND, Marketing Authorization or Approval in a given country for a Product has been assigned to BMS, BMS shall have sole responsibility for preparing, all regulatory filings and related submissions with respect to the Product and the Compound contained in the Product in such country and making all final decisions relating thereto. BMS shall be the primary interface with and otherwise handle all interactions with Regulatory Authorities concerning the Product and the Compound contained in the Product. Pursuant to Section 14.7, Vanda shall be obliged to render whatever assistance BMS may reasonably request to allow BMS to fulfill its obligations under this Section 3.4. To the extent not prohibited by law or regulation, in the event that BMS is Developing and Commercializing a Product in the United States, Vanda shall have the right to have one representative participate in all material meetings pertaining to Development of the Product between representatives of BMS and the FDA. BMS will provide Vanda, at least five (5) business days before any such meeting, with copies of all documents, correspondence and other materials in its possession which are relevant to the matters to be addressed at any such meeting. BMS will provide Vanda with draft and final copies (which may be wholly or partly in electronic form) of all material correspondence with the Regulatory Authorities in each of the Major Market Countries relating to the Product, including any draft Marketing Authorizations and Approvals, for Vanda's review and comment within a reasonable time prior to filing with the appropriate Regulatory Authority. BMS shall give due consideration to Vanda's comments, however, BMS shall not be bound thereby.

                                    ARTICLE 4
                            TRANSFER OF BMS KNOW-HOW;

     4.1 TRANSFER OF BMS COMPOUND KNOW-HOW.

          4.1.1 TRANSFER. During the three (3) month period following the Effective Date, BMS shall provide Vanda with the assistance of certain BMS employees having knowledge relevant to the Compounds to provide Vanda with a reasonable level of technical assistance and consultation in connection with the transfer of BMS Know-How (provided that BMS shall only be required to make a good faith effort to provide the BMS Know How but shall not be in default hereunder for inadvertent failure to disclose all or non-material information). Vanda shall be responsible for ensuring that its personnel who receive such assistance are appropriately qualified and experienced for such purpose.

          4.1.2 COPIES OF DOCUMENTS. BMS shall provide Vanda with one copy of all documents, data or other information Controlled by BMS to the extent that such documents, data and information are the subject of the BMS Know-How licenses and are, in BMS' good faith judgment, reasonably necessary for the Development, manufacture or Commercialization of the Compounds and are reasonably available to BMS without undue searching; provided however, the foregoing shall in no event require BMS to provide copies of laboratory notebooks or manufacturing run records required to be maintained by FDA. The BMS Know-How provided by BMS shall not be used by Vanda for any purpose other than Development, manufacture or Commercialization of the Compounds and Products and is Confidential Information of BMS. Vanda shall assume full responsibility and liability to BMS for any unauthorized use or disclosure of Confidential Information of BMS. BMS shall be responsible for the cost of providing one set of copies only, and in addition to paper and other tangible copies, BMS shall, upon Vanda's request and where already available to BMS, also provide to Vanda electronic copies of such documents, data and other information, provided, that BMS shall have no obligation to reformat or otherwise alter or modify any such materials in order to provide them to Vanda.

          4.1.3 ON-SITE CONSULTING. BMS shall not be obligated to provide more than forty (40) hours of consulting advice or on-site consulting advice (including travel time) over the term of this Agreement, as may be requested by Vanda, with respect to the transfer of any BMS Know-How. BMS will be reimbursed by Vanda for its fully-burdened costs (including out-of-pocket costs) incurred to provide such advice or services. In the event that Vanda requires consultation with BMS over and above the forty (40) hours provided here, Vanda will submit its request for consultation to BMS, in writing, stating in sufficient detail the subject matter, and the number of hours required. BMS will consider each such request in good faith, and will inform Vanda in a timely manner if BMS will be able to provide the consulting time requested, with the understanding that BMS shall not obligated to provide more than forty (40) hours of consulting advice or on-site consulting advice (including travel time) over the term of this Agreement.

          4.1.4 IND. As soon as reasonable practicable after the Effective Date, BMS will promptly effectuate the assignment of IND 54,776 (the active IND for the Compound currently identified as BMS-214778) to Vanda. Vanda will reimburse BMS for any personnel and other expenses incurred in connection with such assignment.

     4.2 NON-SOLICITATION. During the term of this Agreement, and for [*] years thereafter, each Party and its Affiliates shall not solicit, directly or indirectly, any employee of the other Party or of an Affiliate of the other Party, wherever located, who is or was involved in the performance of this Agreement; provided, that the foregoing restriction on solicitation shall not apply to advertisements run in trade journals or other publications or on the Internet that are targeted to qualified individuals generally for the position in question.

                                    ARTICLE 5

                                   DEVELOPMENT

     5.1 PROGRAM LIAISON. As soon as practicable after the Effective Date, each Party will provide the other, in writing, with the name of its "Program Liaison." The Program Liaison will act as the primary liaison in coordinating the activities under this Agreement. The Program Liaisons will review and agree on the suitability of the Development Plan set forth in Schedule 1.19. Before Vanda begins Development of a Product under a Development Plan other than the Development Plan in Schedule 1.19, the Program Liaisons will prepare such Development Plan, and the Parties must agree in

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                                      -15-
writing upon such Development Plan before Vanda commences Development of the Product under such Development Plan.

     5.2 DEVELOPMENT

          5.2.1 Vanda shall use good faith Commercially Reasonable Efforts to Develop the Compounds and Products.

          5.2.2 As soon as reasonably practicable after the Effective Date, Vanda shall commence Phase II Clinical Studies for the Product in accordance with the Development Plan set forth in Schedule 1.19 and this Agreement. In any event, Vanda (a) shall initiate Phase II Clinical Studies for-the first Product no later than six (6) months after the Effective Date, (b) complete (at least) one-Phase II Clinical Study for the first Product no later than twelve (12) months after commencement of the first Phase II Clinical Study (i.e., the date when the first patient in the study is dosed), (c) shall initiate Phase III Clinical Studies for the first Product no later than twenty-four (24) months after completing the first Phase II Clinical Study, and (d) shall file an NDA for the first Product no later than six (6) years after the Effective Date. In the event that any of such milestones are missed, it shall be deemed a material breach of this Agreement for the purposes of Article 13. BMS' ability to terminate this Agreement pursuant to Section 13.2 shall apply without regard to whether any circumstances falling within Section 14.4 might otherwise excuse (in whole or in part) any inability or failure to meet any such milestones. If Vanda misses any of the above milestone dates, Vanda may request that BMS grant a reasonable extension to allow it to meet such milestone, and BMS agrees that it will not unreasonably withhold its assent to any such reasonable revision where supported by clear evidence that Vanda has been making good faith and diligent efforts to achieve the milestones but has failed as a result of technical difficulties or delays that the parties could not have reasonably avoided in the achievement of such milestones; and provided, that BMS may also need to seek approval of MGH in such event, and any approval by BMS shall further be conditioned on receipt of approval of MGH.

     5.3 DEVELOPMENT REPORTS. Vanda shall provide quarterly written reports to BMS, within thirty (30) days following the end of each calendar quarter, presenting a meaningful summary of the Development activities accomplished by Vanda and results obtained through the end of such quarter. Such reports shall include all material results, information and data generated in the course of Development of Products. Vanda will make Development plans, clinical protocols, investigator brochures and regulatory submissions available to BMS at BMS' written request. In addition, on reasonable request by BMS, Vanda will meet with BMS to make presentations of the Development activities taken relating to the Products.

     5.4 RECORDS. Vanda shall maintain complete and accurate records of all work conducted in furtherance of the Development and Commercialization of the Compounds and Products and all results, data and developments made in furtherance thereof. Such records shall be complete and accurate and shall fully and properly reflect all work done and results achieved in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes.

     5.5 DEVELOPMENT RESPONSIBILITIES AND COSTS. Except in the case where BMS enters into a Development and Commercialization Agreement or exercises its BMS Option, Vanda shall have sole responsibility for, and shall bear the cost of conducting, Development with respect to Products and Compounds. Vanda shall Develop the Compounds and Products in compliance with all applicable legal and regulatory requirements, including without limitation all legal and regulatory requirements pertaining to the design and conduct of clinical studies.

     5.6 REGULATORY RESPONSIBILITIES AND COSTS.

          5.6.1 Regulatory Interactions. Only in the case where Vanda does not enter into any Development and Commercialization Agreements and BMS does not exercise the BMS Option, Vanda shall have sole responsibility for, and shall bear the cost of preparing, all regulatory filings and related submissions with respect to Compounds or Products. Vanda shall be the primary interface with and otherwise handle all interactions with Regulatory Authorities concerning Compounds or Products. To the extent not prohibited by law or regulation, BMS shall have the right to have one representative participate in all material meetings pertaining to Development of a Product between representatives of Vanda and Regulatory Authorities of the Major Market Countries and the FDA. Vanda will provide BMS, at least five (5) business days before any such meeting, with copies of all documents, correspondence and other materials in its possession which are relevant to the matters to be addressed at any such meeting. Vanda will provide BMS with draft and final copies (which may be wholly or partly in electronic form) of all material correspondence with Regulatory Authorities relating to the Product, including any draft Marketing Authorizations, for BMS' review and comment within a reasonable time prior to filing with the Regulatory Authorities. Vanda will be responsible for meeting the requirements of all pre-approval inspections required by any Regulatory Authorities.

          5.6.2 Ownership of Regulatory Filings. Vanda shall own all INDs, Marketing Authorizations, Approvals and submissions in connection therewith and Approvals shall be obtained by and in the name of Vanda, unless and until BMS
(a) has entered into a Development and Commercialization Agreement with Vanda pursuant to Section 3.1, or (b) has exercised the BMS Option.

                                    ARTICLE 6
                                COMMERCIALIZATION

     6.1 COMMERCIALIZING PARTY'S RESPONSIBILITIES.

          6.1.1 Introduction. The Party Commercializing a Product in a country (the "Commercializing Party") shall use Commercially Reasonable Efforts to Commercialize the Product and, at a minimum, effect introduction of the Product into such country as soon as reasonably practicable.

          6.1.2 Continued Availability. Following the First Commercial Sale of a Product in a country in the Territory and until the expiration or termination of this Agreement, the Commercializing Party shall use Commercially Reasonable Efforts to supply and keep the Product reasonably available to the public in such country.

          6.1.3 Marking. Each Product Commercialized by Vanda under this Agreement shall be marked (to the extent not prohibited by law): (a) with a notice that such Product is sold under a license from BMS and (b) with all patent and other intellectual property notices relating to the BMS Patent Rights in such a manner as may be required by applicable law.

                                    ARTICLE 7

                             MANUFACTURE AND SUPPLY

     7.1 RESPONSIBILITY. Subject to Section 7.2, the Commercializing Party for a Product shall be solely responsible at its expense for all of its requirements in the Territory for any purpose of the Product and the Compound contained in the Product and shall use Commercially Reasonable Efforts to supply all requirements of its customers. The Commercializing Party shall manufacture, or cause to have manufactured, the Product and the Compound contained in the Product in compliance with all applicable legal and regulatory requirements and with its internal policies and procedures.

     7.2 PROVISION OF COMPOUNDS. As soon as possible after the Effective Date, (and no later than thirty (30) days) BMS will transfer to Vanda [*] active pharmaceutical ingredient that has been requalified by BMS to be within specification as well as the most recent reference standard that has been submitted.

     7.3 RIGHT TO MANUFACTURE COMMERCIAL SUPPLY. In the event that BMS has entered into a Development and Commercialization Agreement or exercised its BMS Option for a particular Product, BMS will have the first right to manufacture and supply such Product or the Compound contained in such Product at any time thereafter for clinical and commercial use, as applicable. In the event that BMS does not enter into a Development and Commercialization Agreement or exercise its BMS Option for a particular Product, and Vanda enters into negotiations with a Third Party to manufacture a clinical or commercial supply of such Product or the Compound contained in such Product (the "Supply Agreement"), it will promptly notify BMS and provide a reasonably detailed summary of the material financial terms of such Supply Agreement as well as a reasonably detailed summary of data pertinent to evaluating such opportunity. BMS will have thirty
(30) days from receipt of the data summary to notify Vanda that it will enter into the agreement on the same material financial terms and conditions. The Parties will then negotiate a Supply Agreement in good faith for thirty (30) days or such longer period as agreed between the Parties. In the event the Parties do not enter into a Supply Agreement within such thirty (30) day period, or the agreed extension thereof, Vanda is free to enter into an agreement with any other entity with respect to such clinical or commercial supply.

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                                      -18-

                                    ARTICLE 8

                                    PAYMENTS

     8.1 TECHNOLOGY ACCESS FEE. On the Effective Date, Vanda will pay to BMS the sum of five hundred thousand Dollars ($500,000) as partial reimbursement for BMS' previously incurred research and development expenses for the Compounds.

     8.2 MILESTONE PAYMENTS.

          8.2.1 Milestone Payments By Vanda. In the event that Vanda is Developing or Commercializing a Product in any country and/or has entered into a Development and Commercialization Agreement for the Product with a Third Party, then Vanda will pay BMS, as partial reimbursement for research and development expenses for the Compounds, upon Vanda or such Third Party achieving the following milestones for that Product:

MILESTONE   DOLLARS
---------   -------
[*]           [*]
[*]           [*]
[*]           [*]
[*]           [*]

          8.2.2 "BMS Option" Milestone Payments by BMS. In the event that BMS exercises its BMS Option for a particular Product, then BMS will pay Vanda, as partial reimbursement for research and development expenses for the Compounds, upon BMS achieving the following milestones for that Product:

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                                      -19-

MILESTONE   DOLLARS
---------   -------
   [*]        [*]

   [*]        [*]

   [*]        [*]

          8.2.3 No Milestone under any of Sections 8.2.1 and 8.2.2 shall be paid more than one time on a Product, regardless of the number of indications obtained for the Product or number of formulations, dosages or presentations of the particular active Compound in such Product.

     8.3 TIMING. Payment shall be made on or before the thirtieth (30th) Business Day following the occurrence of an event giving rise to a payment obligation hereunder. All payments to BMS shall be made by wire transfer in Dollars to the credit of the bank account indicated below or to such other account as may be designated, from time to time, by BMS in writing. All Payments to Vanda shall be made by wire transfer in Dollars to the credit of such bank account as may be designated, from time to time, by Vanda in writing.

Bank:              [*]

ABA No.:           [*]

Account No.:       [*]

Account Name:      [*]

Company Details:   [*]

     8.4 DEVELOPMENT COSTS.

          8.4.1 Vanda Development Costs. Vanda will be responsible for all Development Costs, unless BMS enters into a Development and Commercialization Agreement prior to the BMS Option Period, in which the terms may involve sharing in Development Costs for that Product.

          8.5 ROYALTY PAYMENT.

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          8.5.1 Vanda Royalty to BMS. In the event that Vanda Commercializes a
Product and/or enters into a Development and Commercialization Agreement with a Third Party for the Product, then Vanda will pay BMS a [*] percent ([*]%) royalty on annual Net Sales of that Product by Vanda, its Affiliates, and sublicensees, including but not limited to such Third Party, in he Territory, In the event that Vanda enters into one or more Development and Commercialization Agreements for a particular Product, Vanda will also pay BMS [*] percent ([*]%) of any and all sublicense fees, upfront payments and milestone payments (other than running royalties) that are received by Vanda in consideration of each such Development and Commercialization Agreement. Vanda agrees that it shall also pay MGH, on behalf of BMS, all financial obligations of BMS under the MGH License Agreement arising from the Development, manufacture and Commercialization of Products by Vanda, its Affiliates and sublicensees, including but not limited to any royalty obligation under the MGH License Agreement arising from the sale of any Product by Vanda, its Affiliates or sublicensees in the Territory, and shall comply with and fulfill all applicable terms and conditions of the MGH License Agreement. Without limiting the foregoing, with respect to each Product, Vanda shall comply with and fulfill all of the applicable terms and conditions of the MGH License Agreement relating to the Development, manufacture and Commercialization of Products by Vanda, its Affiliates and sublicensees, which shall include making the royalty payments in accordance with the terms and conditions of the MGH License Agreement, beeping books of accounting and making them available for inspection by MGH in accordance with the terms and conditions of the MGH License Agreement, providing any information and reports to MGH required by the terms and conditions of the MGH License Agreement in connection with the sale of any Product, and obtaining and maintaining the type and amounts of insurance required of BMS under the MGH License Agreement. Vanda shall provide BMS with a copy of each document provided to MGH in accordance with the terms and conditions of the MGH License Agreement, including but not limited to a copy of each royalty report and a copy of any other document providing information to MGH.

          8.5.2 BMS Royalty to Vanda. In the event that BMS exercises its BMS Option for a particular Product, BMS will pay directly to Vanda a [*] percent ([*]%) royalty on annual Net Sales of that Product by BMS, its Affiliates and sublicensees in the Remaining Countries. If, however, BMS entered into a Development, and Commercialization Agreement, BMS would pay [*].

          Each of the foregoing shall be collectively and individually referred to as "Royalties." The Party paying Royalties shall be referred to as the "Royalty Paying Party". The Party receiving Royalty payments shall be referred to as the "Royalty Receiving Party".

     8.6 THIRD PARTY ROYALTY PAYMENTS. The Royalty Paying Party shall be responsible for making any Third Party license payments, whether existing as of or arising after the Effective Date and reasonably necessary to Develop or Commercialize the Product.

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                                      -21-

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     8.7 ROYALTY OFFSET FOR THIRD PARTY ROYALTY PAYMENTS. Other than any royalties due to a Third Party under the MGH License Agreement or under agreements existing as of the Effective Date with respect to the manufacture, use or sale of a Product, the Royalty Paying Party, its Affiliate and sublicensees shall, except where Section 8.8.2 applies, be entitled to offset up to [*] percent ([*]%) of any royalties due to the Royalty Receiving Party by the amount of any royalties and license fees paid to a Third Party reasonably necessary to enable the Royalty Paying Party to sell the Product in a country in the Territory; provided, that the royalty payable to the Royalty Receiving Party shall not be reduced below [*] of what it would otherwise have received in the absence of this Section 8.7.

     8.8 TERM FOR ROYALTY PAYMENTS.

          8.8.1 Term. Royalties shall be payable on a country by country basis from the First Commercial Sale until the later of (a) ten (10) years from the First Commercial Sale and (b) the expiration of the last to expire patent owned or Controlled by the Royalty Receiving Party (including extensions thereof) with a Valid Claim directed to the Product, including, without limitation, a method of use thereof.

          8.8.2 Countries With No Valid Claim Covering Product. If at any time during the royalty period set forth in 8.8.1 there is in a country no patent owned or Controlled by the Royalty Receiving Party with a Valid Claim directed to the Product or a method of use thereof, then the royalties shall be reduced by [*] percent ([*]%) with respect to the Net Sales of the Product in such country.

     8.9 SALES REPORTS

          8.9.1 Substance of Reports. After the First Commercial Sale of Product and during the term of this Agreement, the Royalty Paying Party shall furnish or cause to be furnished to the Royalty Receiving Party a written report, within 30 days after the end of each calendar quarter, showing the amount of royalty due calculated for such calendar quarter, with the royalty due paid to the Royalty Receiving Party at the time such report is provided. With each quarterly payment, the Royalty Paying Party shall deliver to the Royalty Receiving Party a full and accurate accounting to include at least the following information:

               (a) Quantity of each Product sold or leased (by country) by the Royalty Paying Party, and its Affiliates or sublicensees;

               (b) Total billings for each Product (by country);

               (c) Quantities of each Product used by the Royalty Paying Party and its Affiliates or sublicensees or sold to the U.S. Government;

               (d) Names and Addresses of all sublicensees of the Royalty Paying Party; and

               (e) Total royalties payable to the Royalty Receiving Party.

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                                      -22-

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          8.9.2 Sales Record Audit. The Royalty Paying Party shall keep, and shall cause each of its Affiliates and sublicensees, if any, to keep full and accurate books of accounting containing all particulars that may be necessary for the purpose of calculating all royalties payable to the Royalty Receiving Party. Such books of accounting shall be kept at their principal place of business and, with all necessary supporting data, shall during all reasonable times for the [*] next following the end of the calendar year to which each shall pertain, be open for inspection at reasonable times by an independent certified accountant selected by the Royalty Receiving Party, and as to which the Royalty Paying Party has no reasonable objection, at the Royalty Receiving Party's expense, for the purpose of verifying royalty statements for compliance with this Agreement. Such accountant must have agreed in writing to maintain all information learned in confidence, except as necessary to disclose to the Royalty Receiving Party such compliance or noncompliance by the Royalty Paying Party. The results of each inspection, if any, shall be binding on both Parties. The Royalty Receiving Party shall pay for such inspections, except that in the event there is any upward adjustment in aggregate royalties payable for any year shown by such inspection of more than [*] percent ([*]%) of the amount paid, the Royalty Paying Party shall pay for such inspection. Any overpayments shall be fully creditable against amounts payable in subsequent payment periods.

     8.10 CURRENCY EXCHANGE. With respect to Net Sales invoiced in Dollars, the Net Sales and the amounts due to the Royalty Receiving Party hereunder shall be expressed in Dollars. With respect to Net Sales invoiced in a currency other than Dollars, the Net Sales shall be expressed in the domestic currency of the entity making the sale, together with the Dollar equivalent, calculated using the arithmetic average of the spot rates on the close of business on last Business Day of each month of the calendar quarter in which the Net Sales were made. The "closing mid-point rates" found in the "dollar spot forward against the dollar" table published by The Financial Times or any other publication as agreed to by the Parties shall be used as the source of spot rates to calculate the average as defined in the preceding sentence. All payments shall be made in Dollars. If at any time legal restrictions in any country in the Territory prevent the prompt remittance of any payments with respect to sales in that country, the Royalty Paying Party shall have the right and option to make such payments by depositing the amount thereof in local currency to the Royalty Receiving Party's account in a bank or depository in such country.

     8.11 TAX WITHHOLDING. The withholding tax, duties, and other levies (if any) applied by a government of any country of the Territory on payments made by the Royalty Paying Party, to the Royalty Receiving Party hereunder shall be borne by the Royalty Receiving Party. The Royalty Paying Party, its Affiliates and sublicensees shall cooperate with the Royalty Receiving Party to enable the Royalty Receiving Party to claim exemption therefrom under any double taxation or similar agreement in force and shall provide to the Royalty Receiving Party proper evidence of payments of withholding tax and assist the Royalty Receiving Party by obtaining or providing in as far as possible the required documentation for the purpose of the Royalty Receiving Party' tax returns.

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                                      -23-

     8.12 INTEREST DUE. In case of any delay in payment by the Royalty Paying Party to the Royalty Receiving Party not occasioned by Force Majeure, interest on the overdue payment shall accrue [*], as determined for each month on the last business day of that month, assessed from the day payment was initially due. The foregoing interest shall be due from the Royalty Paying Party without any special notice.

                                    ARTICLE 9

       REPRESENTATIONS AND WARRANTIES; DISCLAIMER; LIMITATION OF LIABILITY

     9.1 MUTUAL WARRANTIES. Each Party represents and warrants to the other Party that (a) it (and in the case of Vanda, its general partner as well) has all requisite corporate power and authority to enter into this Agreement, to grant the licenses granted by it hereunder, and to perform its other obligations under this Agreement, (b) execution of this Agreement and the performance by the warranting Party (and in the case of Vanda, by its general partner as well) of its obligations hereunder, including, without limitation, the licenses granted by that Party hereunder, have been duly authorized, (c) this Agreement is fully binding and enforceable on each Party (and in the case of Vanda, on its general partner as well) in accordance with its terms, and (d) the performance of this Agreement by it does not create a breach or default under any other agreement to which it (and in the case of Vanda, to which its general partner as well) is a Party.

     9.2 BMS WARRANTIES AND COVENANTS. As of the Effective Date, BMS represents and warrants to Vanda that, to the actual knowledge of its in-house patent counsel (based on such counsels' good faith understanding of the facts and information in their possession without any duty to conduct any investigation with respect to such facts and information), (a) there is no pending litigation which alleges, or any written communication alleging, that BMS' activities with respect to the BMS Patent Rights or the Compounds have infringed or misappropriated any of the intellectual property rights of any Third Party, (b) all fees required to be paid by BMS in order to maintain the patents licensed to Vanda hereunder have been paid to date as of the Effective Date such that the claims included in any such issued patents are in full force and effect as of the Effective Date, (c) the BMS Patent Rights exist and are not invalid or unenforceable, in whole or in part, (d) it has the full right, power and authority to enter into this Agreement and to grant the licenses granted under
Article II hereof, (e) it has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in the BMS Patent Rights or the BMS Know-How, and (f) it is the sole and exclusive owner of the BMS Patent Rights and the BMS Know-How.

     9.3 VANDA WARRANTIES AND COVENANTS.

          9.3.1 Vanda warrants, represents and covenants that all of its activities related to its use of the BMS Patent Rights and BMS Know-How, and the Development and Commercialization of the Compounds and Products, pursuant to this Agreement shall comply in all material respects with all applicable legal and regulatory requirements.

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                                      -24-

Vanda further warrants and covenants that it shall not engage in any activities that use the BMS Patent Rights and BMS Know-How in a manner that is outside the scope of the license rights granted to it hereunder.

          9.3.2 Vanda warrants, represents and covenants that it has available to it funds necessary to consummate the transaction contemplated by this Agreement to Develop and Commercialize the Compounds and Products in accordance with the terms of this Agreement.

     9.4 DISCLAIMER. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, BMS MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE BMS PATENT RIGHTS OR BMS KNOW-HOW OR ANY LICENSE GRANTED BY BMS HEREUNDER, OR WITH RESPECT TO ANY COMPOUNDS OR PRODUCTS. FURTHERMORE, NOTHING IN THIS AGREEMENT SMALL BE CONSTRUED AS A WARRANTY THAT ANY PATENT OR OTHER PROPRIETARY RIGHTS INCLUDED IN THE BMS PATENT RIGHTS ARE VALID OR ENFORCEABLE OR THAT VANDA'S USE OF THE BMS PATENT RIGHTS AND BMS KNOW-HOW CONTEMPLATED HEREUNDER DOES NOT INFRINGE ANY PATENT RIGHTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.

     9.5 LIMITATION OF LIABILITY. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT OR OTHERWISE, NEITHER PARTY SHALL BE LIABLE TO THE OTHER WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT, WHETHER UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY, OR OTHER LEGAL OR EQUITABLE THEORY, FOR ANY INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE, MULTIPLE, OR CONSEQUENTIAL DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOST PROFITS, LOSS OF USE, DAMAGE TO GOODWILL, OR LOSS OF BUSINESS) AND, IN ANY CASE, BMS SHALL NOT BE LIABLE IN AN AMOUNT GREATER THAN THE AMOUNTS PAID BY VANDA TO BMS UNDER SECTIONS 8.1, 8.2 AND 8.5 OF THIS AGREEMENT; PROVIDED, THAT THE FOREGOING SHALL NOT APPLY TO ANY BREACH BY VANDA OF THE RIGHTS LICENSED TO IT UNDER ARTICLE 2 HEREOF OR TO ANY BREACH BY A PARTY OF ARTICLE 11 HEREOF.

                                   ARTICLE 10
                PATENT MAINTENANCE; INFRINGEMENT; CONFIDENTIALITY

     10.1 INVENTIONS. Each Party shall own the entire right, title and interest in and to any and all inventions conceived solely by its employees and agents after the Effective Date ("Sole Inventions"), and any patents covering such Sole Inventions. BMS and Vanda shall each own an undivided one-half interest in and to any and all inventions conceived jointly after the Effective Date by (a) employees and agents of BMS and (b) employees and agents of Vanda, and in and to any patents and other intellectual property rights claiming or covering such joint Inventions ("Joint Inventions"). BMS and Vanda as joint owners each shall have the right to exploit and to grant licenses under such Joint Inventions (without an accounting or obligation to, or consent required from, the other Party), unless otherwise specified in this Agreement.

     10.2 PATENT MAINTENANCE; ABANDONMENT.

          10.2.1 BMS PATENT RIGHTS. BMS shall be responsible for, and shall control, the prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance of all BMS Patent Rights. BMS shall provide Vanda with copies of all correspondence from any and all patent offices concerning the BMS Patent Rights and an opportunity to comment on any proposed responses, voluntary amendments and submissions of any kind to be made to any and all such patent offices (other than routine filings and correspondence to maintain the patents). BMS shall have the right to select the in-house or outside counsel who will perform the aforementioned prosecution and maintenance-associated activities, and Vanda shall reimburse BMS for its fully-burdened costs (including any fees payable to the applicable patent office) incurred in connection therewith. In the event that BMS exercises the BMS Option and the Parties are co-Developing or co-promoting the Product, Vanda will only reimburse BMS for fifty percent (50%) of the patent costs incurred from the commencement of the Phase III Clinical Studies (i.e., the date when the first patient in the Phase III Clinical Studies is dosed) or the effective date of the co-promotion agreement, as applicable. If Vanda elects not to pay any expenses with respect to a BMS Patent Right in a given country, Vanda shall inform BMS in writing not less than two months before any relevant deadline (or, in the event of a shorter period in which to respond to a patent office, as soon as reasonably practicable). In the event Vanda makes such election, or if Vanda fails to reimburse BMS for its fully-burdened costs incurred for prosecuting and maintaining a BMS Patent Right in a given country, BMS may retain or abandon such BMS Patent Right at its sole discretion and Vanda's license under such BMS Patent Right shall be extinguished. Except as provided in the previous sentence, BMS may not abandon a BMS Patent Right without the prior written consent of Vanda.

          10.2.2 SOLE INVENTIONS. Each Party shall direct and control at its expense the filing, prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance of all patents covering its Sole Inventions.

          10.2.3 JOINT INVENTIONS. The Parties shall supervise, and shall assign, on a Joint Invention-by-Joint Invention basis, one Party to be responsible for, the filing, prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance of all patents covering such Joint Invention consistent with such strategy. The designated controlling Party shall provide the other Party with (a) drafts of any new patent application that covers a Joint Invention prior to filing that application, allowing adequate time for review and comment by the Party if possible; provided, however, the designated controlling Party shall not be obligated to delay the filing of any patent application; and (b) copies of all correspondence from any and all patent offices concerning patent applications covering Joint Inventions and an opportunity to comment on any proposed responses, voluntary amendments and submissions of any kind to be made to any and all such patent offices. The Parties shall mutually agree on the in-house or outside counsel who will perform the filing, prosecution and maintenance of Joint Inventions and the allocation of out-of-pocket costs incurred in connection therewith.

     10.3 ENFORCEMENT OF BMS PATENT RIGHTS AGAINST INFRINGERS.

          10.3.1 Enforcement by BMS. In the event that BMS or in-house counsel of Vanda becomes aware of a suspected infringement of any BMS Patent Right, such Party shall notify the other Party promptly, and following such notification, the Parties shall confer. BMS shall have the right, but shall not be obligated, to bring an infringement action at its own expense, in its own name and entirely under its own direction and control. Vanda will reasonably assist BMS (at BMS' expense) in any action or proceeding being prosecuted if so requested, and will lend its name to such actions or proceedings if requested by BMS or required by law, and BMS will indemnify and hold Vanda harmless from any liability incurred by Vanda arising out of any such actions or proceedings. Vanda shall have the right to participate and be represented in any such suit by its own counsel at its own expense. No settlement of any such action or defense which restricts the scope, or adversely affects the enforceability, of a BMS Patent Right may be entered into by BMS without the prior written consent of Vanda, which consent shall not be unreasonably withheld.

          10.3.2 Enforcement by Vanda. If BMS elects not to bring any action for infringement described in Section 10.3.1 and so notifies Vanda, then Vanda may bring such action at its own expense, in its own name and entirely under its own direction and control. BMS will reasonably assist Vanda (at Vanda' expense) in any action or proceeding being prosecuted if so requested, and will lend its name to such actions or proceedings if requested by Vanda or required by law, and Vanda will indemnify and hold BMS harmless from any liability incurred by BMS arising out of any such actions or proceedings. BMS shall have the right to participate and be represented in any such suit by its own counsel at its own expense. No settlement of any such action or defense which restricts the scope, or adversely affects the enforceability, of a BMS Patent Right may be entered into by Vanda without the prior written consent of BMS, which consent shall not be unreasonably withheld.

          10.3.3 Withdrawal. If either Party brings such an action or defends such a proceeding under this Section 10.3 and subsequently ceases to pursue or withdraws from such action or proceeding, it shall promptly notify the other Party and the other Party may substitute itself for the withdrawing Party under the terms of this Section 10.3.

          10.3.4 Damages. In the event either Party exercises the rights conferred in this Section 10.3 and recovers any damages or other sums in such action, suit or proceeding or in settlement thereof, such damages or other sums recovered shall first be applied to all out-of-pocket costs and expenses incurred by the Parties in connection therewith, including attorneys fees. If such recovery is insufficient to cover all such costs and expenses of both Parties, it shall be shared in proportion to the total such costs and expenses incurred by each Party. If after such reimbursement any funds shall remain from such damages or other sums recovered, such funds shall be retained by the Party that controlled the action or proceeding under this Section 10.3; provided, that the Royalty Receiving Party shall receive out of any such remaining recovery received by the Royalty Paying Party an amount equal to the lost royalties or other license payments that would have been paid to it on the Net Sales to which such recovery pertains.

     10.4 DEFENSE OF THIRD PARTY CLAIMS. If a claim is brought by a Third Party against either Party that any activity related to the Development, manufacture, Commercialization, use, sale, import or export of a Compound or Product infringes the intellectual property rights of such Third Party, each Party will give prompt written notice to the other Party of such claim. The Royalty Paying Party shall control and bear the expense of its own defense, and shall be solely responsible for, and shall defend, indemnify and hold harmless the Royalty Receiving Party and its Affiliates from and against, any such claims, damages, losses, liabilities, costs (including without limitation reasonable legal expenses, costs of litigation, and reasonable attorney's fees) or judgments, whether for money or equitable relief.

                                   ARTICLE 11

                   NONDISCLOSURE OF CONFIDENTIAL INFORMATION.

     11.1 NONDISCLOSURE. Each Party agrees that for a period of [*] after receipt of Confidential Information from the other Party, a Party receiving Confidential Information of the other Party will (a) use commercially reasonable efforts to maintain in confidence such Confidential Information (but not less than those efforts as such Party uses to maintain in confidence its own proprietary industrial information of similar kind and value) and not to disclose such Confidential Information to any Third Party without prior written consent of the other Party, except for disclosures made in confidence to any Third Party under terms consistent with this Agreement and made in furtherance of this Agreement or of rights granted to a Party hereunder, and (b) not use such other Party's Confidential Information for any purpose except those permitted by this Agreement (it being understood that this subsection (b) shall not create or imply any rights or licenses not expressly granted under Article 2 hereof).

          11.1.1 EXCEPTIONS. The obligations in Section 11.1 shall not apply with respect to any portion of the Confidential Information that the receiving Party can show by competent proof:

               (a) Is publicly disclosed by the disclosing Party, either before or after it is disclosed to the receiving Party hereunder; or

               (b) Was known to the receiving Party or any of its Affiliates, without obligation to keep it confidential, prior to disclosure by the disclosing Party; or

               (c) Is subsequently disclosed to the receiving Party or any of its Affiliates by a Third Party lawfully in possession thereof and without obligation to keep it confidential; or

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               (d) Is published by a Third Party or otherwise becomes publicly available or enters the public domain, either before or after it is disclosed to the receiving Party; or

               (e) Has been independently developed by employees or contractors of the receiving Party or any of its Affiliates without the aid, application or use of Confidential Information.

     11.2 AUTHORIZED DISCLOSURE. A Party may disclose the Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following instances:

          11.2.1 Filing or prosecuting patents;

          11.2.2 Regulatory filings;

          11.2.3 Prosecuting or defending litigation;

          11.2.4 Complying with applicable governmental laws and regulations and with judicial process;

          11.2.5 Disclosure, in connection with the performance of this Agreement, to Affiliates, potential collaborators, partners, and counterparties (including potential co-marketing and co-promotion contractors), research collaborators, potential investment bankers, investors, lenders, and investors, employees, consultants, or agents, each of whom prior to disclosure must be bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Section 11.2; and

          11.2.6 For purposes of raising capital, provided that prior to disclosure, each Third Party to whom Confidential Information is disclosed must be bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Section 11.2.

     11.3 TERMS OF THIS AGREEMENT. The Parties acknowledge that the terms of this Agreement shall be treated as Confidential Information of both Parties. Such terms may be disclosed by a Party to individuals or entities covered by Sections 11.2.5 and 11.2.6 above, each of whom prior to disclosure must be bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Section 11.3. In addition, a copy of this Agreement may be filed by either Party with the Securities and Exchange Commission in connection with any public offering of such Party's securities.
In connection with any such filing, such Party shall endeavor to obtain confidential treatment of economic and trade secret information. In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information except as permitted hereunder.

     11.4 EXCEPTION FOR DISCLOSURE OF TAX TREATMENT. Notwithstanding anything else in this Agreement to the contrary, each Party hereto (and each employee, representative, or other agent of any Party) may disclose to any and all persons, without limitation of any kind, the Federal income tax treatment and Federal income tax structure of any and all transaction(s) contemplated herein and all materials of any kind (including opinions or other tax analyses) that are or have been provided to any Party (or to any employee, representative, or other agent of any Party) relating to such tax treatment or tax structure, provided, however, that this authorization of disclosure shall not apply to restrictions reasonably necessary to comply with securities laws. This authorization of disclosure is retroactively effective immediately upon commencement of the first discussions regarding the transactions contemplated herein, and the Parties aver and affirm that this tax disclosure authorization has been given on a date which is no later than thirty (30) days from the first day that any Party hereto (or any employee, representative, or other agent of any Party hereto) first made or provided a statement as to the potential tax consequences that may result from the transactions contemplated hereby.

                                   ARTICLE 12

                                    INDEMNITY

     12.1 VANDA INDEMNITY. Vanda shall indemnify, defend and hold harmless BMS and its Affiliates and the officers, directors, employees, agents, licensors (including without limitation MGH and its officers, medical and professional staff, employees, trustees, and agents and their respective successors, heirs and assigns) and representatives of BMS and its Affiliates from and against any and all claims, threatened claims, damages, losses, suits, proceedings, liabilities, costs (including without limitation reasonable legal expenses, costs of litigation, and reasonable attorney's fees) or judgments, whether for money or equitable relief, of any kind ("Losses and Claims") arising out of or relating to, directly or indirectly, (i) the research, Development, manufacture, use, sale or other disposition, promotion, advertising, Commercialization, offering for sale, importation, handling, storage, transfer, or exportation of any Compound or Product by Vanda and its Affiliates, sublicensees and contractors or to Vanda's (or its Affiliates' and sublicensees') use and practice otherwise of the BMS Patent Rights and BMS Compound Know-How, including without limitation, Claims based on (a) product liability, bodily injury, death or property damage, and (b) infringement or misappropriation of Third Party patents, copyrights, trademarks, or other intellectual property rights, or the failure to comply with applicable Laws related to the research, development, Commercialization, promotion, distribution and sale of the Products and/or to the manufacture and labeling of the Products; except for Losses and Claims to the extent reasonably attributable to (i) breach by BMS of Article 11, or (ii) BMS having committed an act or acts of gross negligence, recklessness, or willful misconduct. A claim to which indemnification applies under this
Section 12.1 or Section 12.2 shall be referred to herein as an "Indemnification Claim".

     12.2 BMS INDEMNITY. Only in the event that BMS exercises the BMS Option with respect to a Product shall BMS indemnify, defend and hold harmless Vanda and its Affiliates and the officers, directors, employees, agents, licensors and representatives of Vanda and its Affiliates from Losses and Claims arising out of or relating to, directly or indirectly, (i) the research, Development, manufacture, use, sale or other disposition, promotion, advertising, Commercialization, offering for sale, importation, handling, storage, transfer, or exportation of that Product by BMS and its Affiliates, sublicensees and contractors or to BMS' (or its Affiliates' and sublicensees') use and practice of the BMS Patent Rights and BMS Compound Know-How in the Development and Commercialization of that Product, including without limitation, Claims based on (a) product liability, bodily injury, death or property damage, and (b) infringement or misappropriation of Third Party patents, copyrights, trademarks, or other intellectual property rights, or the failure to comply with applicable Laws related to the research, development, Commercialization, promotion, distribution and sale of that Product and/or to the manufacture and labeling of that Product; except for Losses and Claims to the extent reasonably attributable to (i) breach by Vanda of Article 11, or (ii) Vanda having committed an act or acts of gross negligence, recklessness, or willful misconduct.

     12.3 INDEMNIFICATION PROCEDURES. If a party or any its Affiliates or their respective officers, directors, employees, agents, licensors and representatives (collectively, the "Indemnitee") intends to claim indemnification under this
Article 12, the Indemnitee shall notify the other party (the "Indemnitor") in writing promptly upon becoming aware of any Claim that may be an Indemnification Claim The Indemnitor shall have the right to assume and control the defense of the Indemnification Claim at its own expense. If the right to assume and have sole control of the defense is exercised by the Indemnitor, the Indemnitee shall have the right to participate in, but not control, such defense at its own expense and the Indemnitor's indemnity obligations shall not include any attorneys, fees and litigation expenses incurred by the Indemnitee after the assumption of the defense by the Indemnitor. If the Indemnitor does not assume the defense of the Indemnification Claim, the Indemnitee may defend the Indemnification Claim but shall have no obligation to do so. The Indemnitee will not settle or compromise the Indemnification Claim without the prior written consent of the Indemnitor, and the Indemnitor will not settle or compromise the Indemnification Claim in any manner which would have an adverse effect on the Indemnitee's rights under this Agreement or the scope or enforceability of the BMS Patents Rights or BMS Know-How, without the prior written consent of the Indemnitee, which consent, in each case, will not be unreasonably withheld. The Indemnitee shall reasonably cooperate with the Indemnitor at the Indemnitor's expense and will make available to the Indemnitor all pertinent information under the control of the Indemnitee.

     12.4 INSURANCE. Vanda will, beginning with the initiation of the first clinical trial for the Product, maintain at all times thereafter during the term of this Agreement, and until the later of (a) six (6) years after termination or expiration of this Agreement or (b) the date that all statutes of limitation covering claims or suits that may be brought for personal injury based on the sale or use of a Product have expired in all states in the U.S.A., comprehensive general liability insurance from a recognized, creditworthy insurance company, on a claims-made basis, with endorsements for contractual liability and product liability, and with coverage limits of not less than Five Million Dollars ($5,000,000) per occurrence and Twenty-five Million dollars ($25,000,000) in the aggregate. The minimum level of insurance set forth herein shall not be construed to create a limit on Vanda's liability hereunder. Within ten days following written request from BMS, Vanda shall furnish to BMS a certificate of insurance evidencing such coverage as of the date. Each such certificate of insurance, as well as any certificates evidencing new or modified coverages of Vanda, shall include a provision whereby sixty (60) days' written notice must be received by BMS prior to coverage modification or cancellation by either Vanda or the insurer and of any new or modified coverage. In the case of a modification or cancellation of such coverage, Vanda shall promptly provide BMS with a new certificate of insurance evidencing that Vanda's coverage meets the requirements in the first sentence of this Section.

                                   ARTICLE 13

                              TERM AND TERMINATION

     13.1 TERM. This Agreement shall commence upon the Effective Date and, unless sooner terminated in accordance with the terms hereof or by mutual written consent, shall continue until neither Party has any obligation to the other remaining hereunder.

     13.2 TERMINATION BY BMS. BMS shall have the right to terminate this Agreement, at BMS' sole discretion, upon delivery of written notice to Vanda, upon the occurrence of any of the following:

          13.2.1 INSOLVENCY. Upon the filing by Vanda in any court or agency pursuant to any statute or regulation of the United States or any other jurisdiction a petition in bankruptcy or insolvency or for reorganization or similar arrangement for the benefit of creditors or for the appointment of a receiver or trustee of Vanda or its assets, upon the proposal by Vanda of a written agreement of composition or extension of its debts, or if Vanda is served with an involuntary petition against it in any insolvency proceeding, upon the ninety-first (91st) day after such service if such involuntary petition has not previously been stayed or dismissed, or upon the making by Vanda of an assignment for the benefit of its creditors; or

          13.2.2 BREACH. In the event of any material breach by Vanda of any terms and conditions of this Agreement, including failure to use Commercially Reasonable Efforts to Develop or Commercialize a Product or Compound, provided that such breach has not been cured within ninety (90) days after written notice thereof is given by BMS to Vanda; provided, that if such breach relates to the failure to make a payment when due, such breach must be cured within sixty (60) days after written notice thereof is given by BMS.

          13.2.3 TERMINATION FOR FAILURE TO EFFECT COMMERCIAL LAUNCH. If Vanda is obligated to Commercialize a Product and fails to effect a commercial launch in a Major Market Country within twelve (12) months of achieving an Approval for such Product in such country; provided however, (i) that if the failure to launch in such Major Market Country is a consequence of lack of commercial feasibility in such country due to the pricing/reimbursement received for the Product in such country, then this Section shall not apply to such country; and provided, further, (ii) that subpart (i) of this Section

13.2.3 may not be used to excuse launch, with respect to the European Union ("EU"), to more than two Major Market Countries of the EU. Termination under this Section 13.2.3 shall apply only to the Major Market Country affected by such failure to launch; provided that (iii) if such failure relates to a Major Market Country in the EU not excused under (ii), then it shall apply to the whole EU, and (iv) if all Major Market Countries are terminated, termination shall be as to all countries. Nothing in the foregoing shall relieve Vanda of its obligation to use Commercially Reasonable Efforts to Commercialize a Product once launched in a country.

          13.2.4 SCOPE OF TERMINATION. Termination under Sections 13.2.1 and
13.2.2 shall be as to all countries and all Products.

     13.3 TERMINATION BY VANDA. Subject to Section 13.3.4, Vanda shall have the right to terminate this Agreement, at Vanda's sole discretion, upon delivery of written notice to BMS, upon occurrence of any of the following:

          13.3.1 TERMINATION FOR ANY REASON. At Vanda's discretion, on a country-by-country and Product-by-Product basis, it may terminate this Agreement for any reason; provided however, such termination shall be effective not sooner than ninety (90) days after written notice thereof; and further provided, however, that no such termination right may be exercised as to any Major Market Country unless all Major Market Countries are so terminated unless such termination in a Major Market Country is a consequence of lack of commercial feasibility in such Major Market Country due to the pricing/reimbursement received for the Product in such Country, in which event Vanda may terminate its license in such Major Market Country only.

          13.3.2 TERMINATION FOR BMS' FAILURE TO EFFECT COMMERCIAL LAUNCH. If BMS is obligated to Commercialize a Product and fails to effect a commercial launch within twelve (12) months of achieving the first Approval for such Product in a given Major Market Country; provided however, if the failure to launch in such Major Market Country is a consequence of lack of commercial feasibility due to the pricing/reimbursement received for the Product in such Country or safety issues, then this Section 13.3 shall not apply to such failure to launch.

          13.3.3 TERMINATION FOR BMS' CESSATION OF DEVELOPMENT. If BMS elects to cease development of a Product in its discretion with respect to a given Major Market Country for a period exceeding six (6) months (other than for safety reasons or regulatory reasons).

          13.3.4 SCOPE OF TERMINATION. Termination under Sections 13.3.2 and
13.3.3 shall only be as to the countries affected by the BMS action in question and not to the entire agreement (unless such BMS action affects all Major Market Countries).

     13.4 EFFECT OF TERMINATION.

          13.4.1 Upon termination of this Agreement under Section 13.2.1 or
13.2.2 hereof or, with respect to each applicable country as to which termination occurs pursuant to Section 13.2.3 or 13.3.1 hereof (the rights of Vanda in the remaining countries of the

Territory in which termination under Section 13.2.3 or 13.3.1 has not occurred being unaffected by such termination):

               (a) All rights and licenses granted to Vanda in Article 2 shall terminate with respect to each terminated country, all rights, title and interests to the BMS Patent Rights and BMS Know-How in each terminated country shall revert to BMS, and Vanda shall cease all use of the BMS Patent Rights and BMS Know-How with respect to each terminated country; and

               (b) All regulatory filings (including all INDs and NDAs) and Approvals relating to the Compounds and any Product (and all of Vanda's rights, title and interests therein) in each terminated country shall be assigned to BMS, and Vanda shall provide to BMS one copy of all documents and filings contained in or referenced in any such filings, together with the raw and summarized data for any preclinical and clinical studies of the Compounds and Products. BMS shall have the right to obtain specific performance of Vanda's obligations referenced in this Section 13.4.1(b) and/or in the event of failure to obtain assignment, Vanda hereby consents and grants to BMS the right to access and reference (without any further action required on the part of Vanda, whose authorization to file this consent with any Regulatory Authority is hereby granted) any and all such regulatory filings for any regulatory or other use or purpose in each terminated country; and

               (c) All amounts due or payable to BMS that were accrued, or that arise out of acts or events occurring, prior to the effective date of termination shall remain due and payable; but no additional amounts will be payable based on events occurring after the effective date of termination; and

               (d) BMS shall have the right to retain all amounts previously paid to BMS by Vanda; and

               (e) Should Vanda have any inventory of Compound suitable for use in clinical trials in each terminated country, Vanda shall offer to sell such Compound to BMS at Vanda's out of pocket cost (but BMS shall be under no obligation to purchase same unless it agrees to do so in writing at such time); and

               (f) Should Vanda have any inventory of Product approved and allocated prior to termination for sale in a terminated country, Vanda shall have six (6) months thereafter in which to dispose of such inventory (subject to the payment to BMS of any royalties due hereunder thereon);

               (g) Vanda will disclose to BMS its manufacturing patents, processes, techniques and trade secrets for making the Product and BMS will automatically have an exclusive, perpetual, worldwide, sublicensable right and license under know-how and patents Controlled by Vanda and its Affiliates relating to any composition, formulation, method of use or manufacture of the Compounds and Products solely for (i) using, importing, selling and offering for sale the Compounds and Products in the terminated countries and (ii) making and having made the Compounds and

Products anywhere in the world for use, importation, sale and offer for sale in the terminated countries;

               (h) Vanda shall assign to BMS any trademark or trade dress that is specific to a Product (it being understood that the foregoing shall not include any trademarks or tradenames that contain the name "Vanda") in each terminted country;

               (i) Vanda shall assign to BMS its right, title and interest in any Sole Inventions and Joint Inventions (and any patent applications filed thereon and patents issued thereon) pertaining to the composition of matter or method of use or utility of the Compounds or Products in each terminated country; and

               (j) Neither Party shall be relieved of any obligation that accrued prior to the effective date of such termination.

It is understood and agreed that BMS shall be entitled to specific performance as a remedy to enforce the provisions of this Section 13.4.1, in addition to any other remedy to which it may be entitled by applicable law.

          13.4.2 In the event Vanda terminates the Agreement, in whole or in part (in accordance with Section 13.3.4), pursuant to Section 13.3.2 or 13.3.3:

               (a) BMS shall grant Vanda all necessary rights and licenses on the same terms and conditions set forth in Article 2, to the BMS Patent Rights and BMS Know-How solely for use in a terminated country; and

               (b) All regulatory filings (including all INDs and NDAs) and Approvals relating to the Compounds and any Product (and all of BMS' rights, title and interests therein) in a terminated country shall be assigned to Vanda, and BMS shall provide to Vanda one copy of all documents and filings contained in or referenced in any such filings, together with the raw and summarized data for any preclinical and clinical studies of the Compounds and Products. In the event of failure to obtain assignment, BMS hereby consents and grants to Vanda the right to access and reference (without any further action required on the part of BMS, whose authorization to file this consent with any Regulatory Authority is hereby granted) any and all such regulatory filings for any regulatory or other use or purpose with respect to each terminated country; and

               (c) All amounts due or payable to Vanda that were accrued, or that arise out of acts or events occurring, prior to the effective date of termination shall remain due and payable, but no additional amounts will be payable based on events occurring after the effective date of termination; and

               (d) Vanda shall have the right to retain all amounts previously paid to Vanda by BMS; and

               (e) BMS shall assign to Vanda any trademark or trade dress that is specific to a Product in such terminated country (it being understood that the foregoing shall not include any trademarks or tradenames that contain the name "BMS"); and

               (f) Vanda shall thereafter pay milestones and royalties to BMS in accordance with Sections 8.2.1 and 8.5.1.

The remedies set forth in this Section 13.4.2 shall be Vanda's sole and exclusive remedy for breach by BMS of its Development and/or Commercialization obligations under this Agreement.

     13.5 SURVIVAL. Except as expressly provided herein, the following provisions shall survive early termination of this Agreement, as well as any other provisions which by their nature ate intended to survive termination:
Sections 4.2, 8.9.2, 9.4, 9.5, 10.1, 10.2, 10.4, 12.1, 12.2, 12.3, 12.4,
13.4.1(b), 13.4.1(f), 13.4.1(g), 13.4.2(b), 13.4.2(f), 13.5 and 13.6 and
Articles 11 and 14.

     13.6 BANKRUPTCY.

          13.6.1 All rights and licenses granted under or pursuant to this Agreement, including amendments hereto, by each Party to the other Party are, for all purposes of Section 365(n) of Title 11 of the U.S. Code ("TITLE 11"), licenses of rights to intellectual property as defined in Title 11. Each Party agrees during the term of this Agreement to create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, to the extent feasible, of all such intellectual property. If a case is commenced by or against either Party (the "BANKRUPT PARTY") under Title 11, then, unless and until this Agreement is rejected as provided in Title 11, the Bankrupt Party (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Title 11 Trustee) shall, at the election of the Bankrupt Party made within 60 days after the commencement of the case (or, if no such election is made, immediately upon the request of the non-Bankrupt Party) either (i) perform all of the obligations provided in this Agreement to be performed by the Bankrupt Party including, where applicable and without limitation, providing to the non-Bankrupt Party portions of such intellectual property (including embodiments thereof) held by the Bankrupt Party and such successors and assigns or otherwise available to them or (ii) provide access or a license to the non-Bankrupt Party to all such intellectual property (including all embodiments thereof) held by the Bankrupt Party and such successors and assigns or otherwise available to them.

          13.6.2 If a Title 11 case is commenced by or against the Bankrupt Party and this Agreement is rejected as provided in Title 11 and the non-Bankrupt Party elects to retain its rights hereunder as provided in Title, 11, then the Bankrupt Party (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Title 11 Trustee) shall provide access or a license to the non-Bankrupt Party to all such intellectual property (including all embodiments thereof) held by the Bankrupt Party and such successors and assigns or otherwise available to them immediately upon the non-Bankrupt Party's written request therefor. Whenever the Bankrupt Party or any of its successors or assigns provides access or a license to the non-

Bankrupt Party to any of the intellectual property licensed hereunder (or any embodiment thereof) pursuant to this Section 13.7, the non-Bankrupt Party shall have the right to perform the obligations of the Bankrupt Party hereunder with respect to such intellectual property, but neither such provision nor such performance by the non-Bankrupt Party shall release the Bankrupt Party from any such obligation or liability for failing to perform it.

          13.6.3 All rights, powers and remedies of the non-Bankrupt Party provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, Title 11) in the event of the commencement of a Title 11 case by or against the Bankrupt Party. The non-Bankrupt Party, in addition to the rights, power and remedies expressly provided herein, shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including, without limitation, under Title 11) in such event. The Parties agree that they intend the foregoing non-Bankrupt Party rights to extend to the maximum extent permitted by law and any provisions of applicable contracts with Third Parties, including without limitation for purposes of Title 11, (i) the right of access or a license to any intellectual property (including all embodiments thereof) of the Bankrupt Party or any Third Party with whom the Bankrupt Party contracts to perform an obligation of the Bankrupt Party under this Agreement, and, in the case of the Third Party, which is necessary for the development, registration and manufacture of licensed products and (ii) the right to contract directly with any Third Party described in (i) in this sentence to complete the contracted work. Any intellectual property provided pursuant to the provisions of this Section 13.6 shall be subject to the licenses set forth elsewhere in this Agreement and the payment obligations of this Agreement, which shall be deemed to be royalties for purposes of Title 11.

                                   ARTICLE 14

                                  MISCELLANEOUS

     14.1 PROVISIONS CONTRARY TO LAW. In performing this Agreement, the Parties shall comply with all applicable laws. Wherever there is any conflict between any provision of this Agreement and any law, the law shall prevail, but in such event the affected provision of this Agreement shall be limited or eliminated only to the extent necessary, and the remainder of this Agreement shall remain in full force and effect. In the event the terms of this Agreement are materially altered as a result of the foregoing, the Parties shall renegotiate in good faith the terms of this Agreement to resolve any inequities.

     14.2 THIRD PARTY RIGHTS. Notwithstanding anything to the contrary in this Agreement, the grant of rights by BMS under this Agreement shall be subject to and limited in all respects by the terms of the applicable BMS in-license(s) pursuant to which BMS acquired any licensed rights, and all rights or sublicenses granted under this Agreement shall be limited to the extent that BMS may grant such rights and sublicenses under such BMS in-license(s).

     14.3 NOTICES. Any notice required or permitted to be given by this Agreement shall be in writing and shall be delivered by hand or overnight courier with tracking capabilities or mailed postage prepaid by first class, registered or certified mail addressed as set forth below unless changed by notice so given:

     If to Vanda:

          Vanda Pharmaceuticals, Inc.
          47 Hulfish Street, Suite 310
          Princeton, New Jersey 08452
          Attention: President

     If to BMS:

          Bristol-Myers Squibb Company
          Route 206 and Province Line Road
          Princeton, New Jersey 08450
          Attention: Senior Vice President for Business Development

     With a copy to the Vice President and Senior Counsel, Corporate and Business Development, at the same address.

     Any such notice shall be deemed delivered on the date received. A Party may add, delete, or change the person or address to whom notices should be sent at any time upon written notice delivered to the Party's notices in accordance with this Section 14.3.

     14.4 FORCE MAJEURE. Neither Party shall be liable for delay or failure in the performance of any of its obligations hereunder if such delay or failure is due to causes beyond its reasonable control, including, without limitation, acts of God, fires, earthquakes, strikes and labor disputes, acts of war, civil unrest or intervention of any governmental authority; provided, that the affected Party promptly notifies the other Party and further provided that the affected Party shall use its commercially reasonable efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the Parties shall negotiate in good faith any modifications of the terms of this Agreement that may be necessary or appropriate in order to arrive at an equitable solution.

     14.5 USE OF NAMES. Vanda, at its sole cost and expense, shall be responsible for the selection, registration and maintenance of all trademarks which it employs in connection with its activities conducted pursuant to this Agreement, if any, and shall own and control such trademarks. Nothing in this Agreement shall be construed as a grant to Vanda of rights, by license or otherwise, to the use of any trademarks, service marks, logos or the name of BMS for any purpose. Neither Party shall use the name or marks or logos of the other Party for any purpose without the prior written consent of such other Party.

     14.6 ASSIGNMENT. Neither Party shall assign its rights or obligations under this Agreement without the prior written consent of the Party, except that:

          14.6.1 BMS may, without Vanda's consent, assign all of its rights and obligations hereunder in connection with any transfer of all of the BMS Patent Rights and BMS Compound Know-How, to any Affiliate of BMS or another Third Party, (including, without limitation, a successor in interest); provided, that such Affiliate or assignee or successor in interest agrees in a writing provided to Vanda to be bound by the terms of this Agreement; and

          14.6.2 Upon thirty (30) days advance written notice to BMS and subject to BMS approval, not to be unreasonably withheld, conditioned, or delayed, Vanda may assign all of its rights and obligations hereunder to an entity of equal or superior financial condition as Vanda or to an Affiliate (and so long as such assignment includes, without limitation, the Approvals, all manufacturing assets relating to this Agreement, and all rights and obligations under this Agreement), provided, that such entity or Affiliate shall have agreed prior to such assignment to be bound by the terms of this Agreement in a writing provided to BMS and provided that Vanda remains jointly and severally liable with such entity or Affiliate for the performance of this Agreement where assigned to a Third Party or an Affiliate;

          14.6.3 Vanda may assign all of its rights and obligations hereunder without such consent to a successor in interest by reason of merger, consolidation or sale of substantially all of the assets of Vanda (and so long as such assignment or sale includes, without limitation, the Approvals, all manufacturing assets relating to this Agreement, and all rights and obligations under this Agreement), provided, that such successor in interest shall have agreed prior to such assignment or sale to be bound by the terms of this Agreement in a writing provided to BMS; and

          14.6.4 Subject to the foregoing, this Agreement shall inure to the benefit of and be binding on the Parties' successors and assigns. Any assignment in violation of the foregoing shall be null and void and wholly invalid, the assignee in any such assignment shall acquire no rights whatsoever, and the non-assigning Party shall not recognize, nor shall it be required to recognize, such assignment.

     14.7 FURTHER ASSURANCES. Each Party agrees to do and perform all such further acts and things and shall execute and deliver such other agreements, certificates, instruments and documents necessary or that the other Party may deem advisable in order to carry out the intent and accomplish the purposes of this Agreement and to evidence, perfect or otherwise confirm its rights hereunder.

     14.8 WAIVERS AND MODIFTCATIONS. The failure of any Party to insist on the performance of any obligation hereunder shall not be deemed to be a waiver of such obligation. Waiver of any breach of any provision hereof shall not be deemed to be a waiver of any other breach of such provision or any other provision on such occasion or any succeeding occasion. No waiver, modification, release or amendment of any obligation under or provision of this Agreement shall be valid or effective unless in writing and signed by all Parties hereto.

     14.9 Choice of Law and Jurisdiction.

          14.9.1 This Agreement shall be governed by, enforced, and shall be construed in accordance with the laws of the State of New York without regard to its conflicts of law provisions (other than section 5.1401 of the New York General Obligations Law).

          14.9.2 Each Party irrevocably submits to the exclusive jurisdiction of
(a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or out of any transaction contemplated hereby. Each Party agrees to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each Party further agrees that service of any process, summons, notice or document by personal delivery, by registered mail, or by a recognized international express delivery service to such Party's respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 14.9. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Supreme Court of the State of New York, New York County or (ii) the United States District Court for the Southern District of New York, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

          14.9.3 Each Party hereto hereby waives to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each Party hereto (a) certifies that no representative, agent or attorney of the other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other Party hereto have been induced to enter into this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 14.9.

     14.10 Publicity.

          14.10.1 Subject to Article 11, except as required by law, regulation or order, including, without limitation, laws, regulations and orders of the U.S. Securities and Exchange Commission, the National Association of Securities Dealers or any national stock exchange, and except as expressly provided herein, neither Vanda nor BMS shall make any public announcement concerning this Agreement, including but not limited to the execution of this Agreement and the economic terms of this Agreement, without the prior written consent of the other Party. In the event of a public disclosure required by law or regulation, including without limitation, any required disclosure in any securities offering document, the Party making such announcement shall at least five business days prior to such disclosure provide the other Party with a copy of the proposed text of the disclosure, and such other Party shall be entitled to have its reasonable comments incorporated prior to such announcement, provided that provision of proposed text and incorporation of comments referenced above is consistent with the disclosing Party's legal or regulatory obligations.

          14.10.2 Notwithstanding the foregoing, in the event that Vanda decides that it would like to issue a public announcement regarding the execution of this Agreement following such execution, Vanda shall submit the proposed form of such public announcement to BMS for its review and written approval. Absent such approval of BMS, Vanda may not make such a public announcement.

     14.11 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the Parties as to the subject matter of this Agreement, and supersedes and merges all prior negotiations, representations, agreements and understandings regarding the same.

     14.12 COUNTERPARTS. This Agreement may be executed in counter-parts with the same effect as if both Parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

     14.13 RELATIONSHIP OF THE PARTIES. Each Party is an independent contractor under this Agreement. Nothing contained herein is intended or is to be construed so as to constitute BMS and Vanda as partners, agents or joint venturers. Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any Third Party.

     14.14 HEADINGS. Headings and captions are for convenience only and are not be used in the interpretation of this Agreement. Neither this Agreement nor any provision of this Agreement shall be construed for or against any Party because the Agreement as a whole, or any portion of it, was requested or drafted by such Party.

     14.15 DISPUTE RESOLUTION. In the event of any dispute relating to this Agreement, prior to instituting any lawsuit, arbitration or other dispute resolution process on account of such dispute, the Parties shall attempt in good faith to settle such dispute first by negotiation and consultation between themselves, including referral of such dispute to the Chief Executive Officer of Vanda and the (a) President of the Pharmaceutical Research Institute of BMS for any dispute involving Development, or (b) the President of U.S. Primary Care of BMS for any dispute involving Commercialization. In the event said executives are unable to resolve such dispute or agree upon a mechanism to resolve such dispute within thirty (30) days of the first written request for dispute resolution under this

Section 14.35, then the Parties shall be free to pursue any remedy or rights available to either of them at law or in equity.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers.

                                        VANDA PHARMACEUTICALS, INC.


                                        By: /s/ Mihael Polymeropoulos
                                            ------------------------------------
                                            (Signature)
                                        Name: Mihael Polymeropoulos
                                        Title: Chief Executive Officer
                                        Date: 7/22/04


                                        BRISTOL-MYERS SQUIBB COMPANY


                                        By: /s/ James Palmer
                                            ------------------------------------
                                            (Signature)
                                        Name: James Palmer
                                        Title: President, Pharmaceutical
                                               Research Institute
                                        Date: 7/25/04

                                  SCHEDULE 1.3

           BMS COMPOUND PATENT RIGHTS AND DESCRIPTION OF THE COMPOUNDS

BMS-214778 is a [*]

BMS-330446 is a [*]

BMS Compound Patent Rights for BMS-214778

                                       [*]

----------
CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

BMS Compound Patent Rights for BMS-330446

                                      [*]

----------
CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                  SCHEDULE 1.7

                         BMS MANUFACTURING PATENT RIGHTS

None

                                  SCHEDULE 1.19

                                DEVELOPMENT PLAN

            DEVELOPMENT TIMELINES FOR A PRODUCT CONTAINING BMS-214778

                                      [*]

----------
CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                   BUDGET FOR A PRODUCT CONTAINING BMS-214778

                                      [*]

----------
CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                  SCHEDULE 1.25

                                    FTE RATE

The initial rate shall be $225,000.